EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the "Agreement") made as of the 31st day of August, 2006 by and between Zoom Telephonics Inc., a Delaware corporation, having an address of 207 South Street, Boston, MA 02111 (the "Seller") and Essex River Ventures, Inc., a Massachusetts corporation, having an address of 225 Friend Street, Boston, MA 02114, or its nominee (the "Buyer").

RECITALS

WHEREAS, the Seller is the owner of the buildings, structures, improvements and related real estate and personal property commonly known as 201-207 South Street, Boston, Massachusetts;

WHEREAS, the Seller desires to sell and the Buyer desires to acquire from Seller the Property (as defined in this Agreement);

NOW THEREFORE, in consideration of the mutual covenants herein contained and for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller and Buyer agree as follows:

1. DEFINITIONS

For the purposes of this Agreement, the following terms will have the following definitions:

Assignment and Assumption Agreement shall have the meaning described in Section 5.4 and shall be in the form attached hereto as Exhibit D.

Assignment and Assumption of Leases shall have the meaning described in Section 5.5 and shall be in the form attached hereto as Exhibit E.

Bill of Sale shall have the meaning described in Section 5.3 and shall be in the form attached hereto as Exhibit C.

Buyer shall mean Essex River Ventures, Inc. or its nominee or assignee as permitted pursuant to this Agreement.

Closing shall have the meaning defined in Section 4.

Closing Date shall have the meaning defined in Section 4.

Decrease shall have the meaning defined in Section 9.1.

Deed shall have the meaning defined in Section 5.1 and shall be in the form attached hereto as Exhibit B.

Deposit shall have the meaning defined in Section 3.2.1.

Due Diligence Period shall mean that period commencing on the date of this Agreement and ending at 5:00 p.m., Boston, Massachusetts time on the Notification Date as hereinafter defined.

Equipment Leases mean the leases, or purchase money security agreements covering items of the type under the definition of "Personal Property" in this Section 1 which are leased or subject to purchase money security agreements by Seller, and which are located in the Improvements or upon the Land and are used or usable in connection therewith, a schedule of which is attached hereto as Exhibit F.

Escrow Agent shall mean the Title Insurance Company.

Final Closing Statement shall have the meaning defined in Section 9.2.

Improvements means the two interconnected buildings located on the Land containing approximately 63,154 rentable square feet.

Increase shall have the meaning defined in Section 9.1.

Intangible Property shall mean all assignable warranties and guaranties (expressed or implied) issued in connection with the Improvements or the Personal Property, (ii) all trade names, trademarks, software, domain names and web sites associated with the Property, including Seller's rights and interests, if any, in the name of the Property, and (iii) all plans and specifications and other architectural and engineering drawings for the Improvements.

Land means that those certain two parcel of land commonly known as 201-207 South Street, Boston, Massachusetts, and all easements and appurtenances therefor or thereon on which the Improvements are located, which land is more particularly described on Exhibit A attached hereto.

Leaseback means that certain lease by and between Seller and Buyer in the form attached hereto as Exhibit L whereby Seller shall lease from Buyer floors 3, 4 and 5 at 207 South Street and Floors 4 and 5 at 201 South Street.

Leases shall mean those space leases for portions of the Improvements, a schedule of which is attached hereto as Exhibit H.

Monetary Liens shall mean (i) a mortgage or related security document or similar lien or encumbrance given to secure indebtedness for money borrowed, or other obligations of a sum certain or ascertainable in money (ii) a mechanics lien, or (iii) an involuntary encumbrance which may be discharged by the payment of money or bonding in lieu thereof.

Notification Date shall mean forty-five (45) days after the later to occur of (a) the delivery from Seller to Buyer of the Delivery Items (as defined in Section 12.1, hereof), and (b) the date hereof.

Permits means all licenses, permits and approvals issued by any local, state or federal agency or authority, used in the operation of the Property.

Personal Property means all appliances, apparatus, machinery, devices, fixtures (to the extent not Improvements), equipment, furniture and furnishings and articles of personal property of every kind and nature whatsoever owned by Seller, now or hereafter located in or at, and used solely in connection with the present occupation, operation or maintenance of all or any part of the Property, including, without limitation, to the extent at the Improvements, engines, furnaces, boilers, stockers, pumps, tanks, heaters, refrigerators, dishwashers, rugs, mats, carpets, paintings, sculpture, awnings, shades, screens and blinds, vinyl composition and other floor, wall and ceiling coverings, partitions, doors and hardware, electrical wiring and equipment, light poles, lighting equipment and fixtures, heating, plumbing, washroom, toilet and lavatory fixtures and equipment, ventilating, incinerating and compacting apparatus; sprinkler and other fire extinguishing and fire prevention apparatus or systems and alarms, detectors and other security equipment; air-cooling and air-conditioning apparatus; gas, electric and steam fixtures; elevators, conveyors, escalators, hoists, fittings, radiators, chutes, ducts, machinery, all additions to any of the foregoing, replacements thereof, spare and replacement parts therefor and substitutions therefor in the ordinary course of business between the date hereof and the Closing Date, excluding, however, (i) all items of personal property owned by tenants or other third parties at the Property (including employees) and (ii) items covered by Equipment Leases provided Personal Property does include Seller's interest in personal property subject to purchase money security agreements.

Preliminary Closing Statement shall have the meaning defined in Section 9.2.

Premises means the Land and the Improvements.

Property means the Premises, the Personal Property, the Service Contracts, the Leases, the Permits, Equipment Leases and the Intangible Property.

Purchase Price means a sum equal to Eight Million Two Hundred Thousand Dollars ($8,200,000.00) to be paid as set forth in Section 3 and to be adjusted in accordance with Section 9 hereof.

Seller shall have the meaning set forth in the preamble of this Agreement.

Service Contracts means all service contracts; maintenance agreements; advertising agreements; communication contracts; management agreements; insurance agreements; and other agreements or contracts which are in force and which affect the Property or the operation and management thereof and assumed by or entered into by Seller or an affiliated entity of Seller, a complete and accurate schedule of which, to the best of Seller's knowledge, is attached hereto as Exhibit G.

Taxes shall have the meaning defined in Section 9.1.1 hereof.

Title Insurance Company shall mean Lawyers Title Insurance Corporation.

Title Objection shall have the meaning defined in Section 7.2.

2. PURCHASE AND SALE

Seller agrees to sell and convey and Buyer agrees to purchase the Property upon the terms and conditions hereinafter set forth.

3. PURCHASE PRICE AND PAYMENT

3.1. Purchase Price. Subject to the adjustment provisions set forth in Section 9 hereof, the Buyer shall pay the Purchase Price for the Property.

3.2. Payment. The Purchase Price shall be paid as follows:

3.2.1. Fifty Thousand Dollars ($50,000.00) (the "Deposit") in immediately available funds shall be deposited within two (2) business days after the execution of this Agreement with the Escrow Agent; and shall be held pursuant to the provisions of Section 10 of this Agreement;

3.2.2. One Hundred Thousand Dollars ($100,000.00) (the "Additional Deposit") in immediately available funds shall be deposited within two (2) business days after the Notification Date with the Escrow Agent, provided that the Buyer has not terminated this Agreement pursuant to Section 12.3 of this Agreement. Upon deposit of the Additional Deposit with the Escrow Agent, the Deposit and Additional Deposit will be collectively referred to as the "Deposit" for the purposes of this Agreement, and shall be held pursuant to the provisions of Section 10 of this Agreement;

3.2.3. The balance of the Purchase Price, as adjusted by any Increase or Decrease pursuant to Section 9 hereof, shall be paid at the Closing to Seller by wire transfer of immediately available funds.

4. CLOSING

Subject to the provisions of this Agreement, Buyer and Seller shall close this transaction (the "Closing") on the date which is thirty (30) days after the Notification Date (such date, or any date to which such date may be extended pursuant to the provisions of this Agreement, is the "Closing Date"); commencing at 10:00 a.m. at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, MA 02110 or at such other place, as shall be mutually agreed upon by Seller and Buyer.

Notwithstanding the foregoing, Buyer shall have the option, in Buyer's sole discretion, upon written notice to Seller within ten (10) day of the originally scheduled Closing Date, to extend the Closing for a period of fifteen (15) business days. Upon such notice, all reference in this Agreement the "Closing Date" shall mean that date that is fifteen (15) business days following the original Closing Date.

5. SELLER'S DELIVERIES AT CLOSING

At the Closing, the Seller shall do or deliver the following:

5.1. Deed. Seller shall execute, acknowledge and deliver to Buyer, a quitclaim deed of the Premises (the "Deed") in the form attached hereto as Exhibit B and in compliance with the title standard specified by Section 7 hereof.

5.2. Seller's Authority. Seller shall provide documentation evidencing and reflecting, in form and substance satisfactory to Buyer and its counsel, the authorization of the transactions herein by Seller and the authority of the Seller to execute and deliver this Agreement and the documents provided for hereunder, along with such other evidence of the authority and capacity of Seller and its representatives as Buyer or the Title Insurance Company may reasonably require.

5.3. Bill of Sale. Seller shall execute, acknowledge and deliver to Buyer a warranty bill of sale ("Bill of Sale") to transfer to Buyer the Personal Property in the form attached hereto as Exhibit C.

5.4. Assignment and Assumption of Transferable Permits, Equipment Leases, Service Contracts and Intangible Property. Seller shall execute, acknowledge and deliver to Buyer an assignment of all of Seller's right, title and interest in all Permits, Equipment Leases, Service Contracts and Intangible Property and other items to be assigned by such agreement pursuant to the terms of this Agreement. Buyer shall assume as of the Closing Date, in the form attached hereto as Exhibit D, all of the obligations arising or accruing after the Closing Date under the Permits, Equipment Leases, Service Contracts and Intangible Property (the "Assignment and Assumption Agreement") provided, however, that Buyer may elect not to assume any Equipment Lease or Service Contract by providing Seller with written notice of Buyer's rejection of any such Equipment Lease or Service Contract not less than five (5) days prior to the Closing Date.

5.5. Assignment and Assumption of Leases. Seller shall execute, acknowledge and deliver to Buyer an assignment of all of Seller's right, title and interest in all Leases. Buyer shall assume as of the Closing Date, in the form attached hereto as Exhibit E, all of the landlord's obligations arising or accruing after the Closing Date under the Leases (the "Assignment and Assumption of Leases").

5.6. Original Permits, Leases, Equipment Leases, Service Contracts, Plans and Specifications. Seller shall deliver to Buyer the originals of all Permits, Service Contracts, Equipment Leases, building plans and specifications.

5.7. (a) Required Consents to Transfer Permits, Equipment Leases and Service Contracts. As to any Permits, Equipment Leases and Service Contracts which require the consent of third parties to transfer, Seller will execute and deliver to Buyer any accurate and truthful documents required to be signed by Seller to effect the reissuance or consented transfer thereof in the name of Buyer, and Seller shall obtain, at its sole cost and expense, any such third party consents required for the reissuance or consented transfer of the Permits, Equipment Leases and Service Contracts subject to (b) below.

(b) Non-Transferable Permits, Equipment Leases and Service Contracts. Seller shall not be obligated to deliver assignments or consents to any Permit, Equipment Lease or Service Contract that it demonstrates is not assignable.

5.8. Records. Seller shall deliver to Buyer (and Buyer shall be entitled to examine at any time prior to the Closing Date), the originals of all records in Seller's possession pertaining to the existence, construction, maintenance, ownership, use or operation of the Property including all records pertaining to the Leases.

5.9. Affidavits. Seller shall execute and deliver such affidavits or indemnities as the Title Insurance Company shall require in order to delete from any title insurance policy obtained by Buyer those exceptions relating to (i) mechanic's and materialman's liens or parties in possession (except for guests or tenants under Leases) in the Improvements; and (ii) matters which would be disclosed by a current survey of the Property. Seller shall also execute and deliver a "gap" affidavit to the Title Insurance Company at Closing as Seller and Buyer intend to structure this transaction as an escrow closing.

5.10. Possession. Seller shall deliver possession of the Improvements in the condition required by this Agreement and keys and combination therefor.

5.11. Leaseback. Seller shall execute and deliver the Leaseback.

5.12. 1099-S Report Filing. Seller shall execute and deliver to Buyer a real estate transaction reporting form, if required by Section 6045 of the Internal Revenue Code of 1986, as amended.

5.13. Certain Warranties. To the extent in Seller's possession, Seller shall deliver the originals or copies of all written warranties relating to the Premises. To the extent assignable, Seller shall include all such warranties in the Assignment and Assumption Agreement.

5.14. Deliveries to Escrow Agent. If the Closing occurs through an escrow with the Escrow Agent, Seller's document deliveries shall be made to the Escrow Agent in accordance with the terms of Section 10.1 hereof.

5.15. Rent Roll. An updated rent roll (including a listing of all delinquent and prepaid rents) for all tenants of the Property certified as being complete and accurate by Seller.

5.16. Non-Foreign Affidavit. Seller shall execute, acknowledge and deliver to Buyer an affidavit sworn to by an officer of Seller to the effect that Seller is not a foreign person as that term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1984, as amended, which affidavit shall be in the form prescribed by the federal regulations;

5.17. Settlement Statement. Seller shall execute, acknowledge and deliver to Buyer a settlement statement for the transaction contemplated by this Agreement.

5.18. Certificate. Seller shall execute, acknowledge and deliver to Buyer a certificate indicating that all representations and warranties of Seller contained in this Agreement remain accurate and unchanged as of the Closing Date.

5.19. Tenant Notice Letter. Seller shall execute acknowledge and deliver to Buyer a letter to each tenant advising each such tenant as to the conveyance of the Property.

5.20. Letters of Credit. Original letters of credit, if any, evidencing security deposits under the Leases, together with appropriate instruments of transfer or assignment, executed by Seller (with its signature authenticated) and acknowledged by the issuing bank.

5.21. Tenant Estoppels. Original executed Tenant Estoppels from Tenants necessary to satisfy the condition of Section 11.1.2 hereof.

5.22. Corporate Excise Tax Lien Waiver. If the sale of the Property by Seller is a sale of all or substantially all of the assets of Seller, Seller shall obtain a Corporate Excise Tax Lien Waiver from the Massachusetts Department of Revenue sufficient for the Title Insurance Company to remove any exceptions related to corporate taxes payable by Seller.

5.23. Other Documents. Seller shall execute and deliver such other documents, instruments and do such other acts as may be necessary for the consummation of the transactions provided for in this Agreement.

6. BUYER'S DELIVERIES AT CLOSING

At the Closing the Buyer shall do or deliver the following:

6.1. Balance of the Purchase Price. Buyer shall deliver the balance of the Purchase Price, as adjusted by Section 9 hereof.

6.2. Assignment and Assumption of Transferable Permits, Equipment Leases and Service Contracts. Buyer shall execute, acknowledge and deliver the Assignment and Assumption Agreement.

6.3. Assignment and Assumption of Leases. Buyer shall execute, acknowledge and deliver the Assignment and Assumption of Leases.

6.4. Authority. Buyer shall deliver reasonably requested evidence of its authority to perform its obligations under this Agreement and as to its compliance with this Agreement.

6.5 Leaseback. Buyer shall execute and deliver the Leaseback.

7. TITLE

7.1. State of Title. Seller shall convey title to the Premises by the Deed and to the rest of the Property by the other instruments of transfer included in Section 5 free and clear of all liens and other encumbrances other than:

(a) Provisions of then existing building, zoning, environmental, wetland, historic preservation coastal commission and other specific regulatory control and other governmental laws, codes, ordinances, by-laws, rules, restrictions and regulations.

(b) Provisions of all Permits, and other governmental actions affecting or relating to the Permits.

(c) Easements, restrictions and reservations of record, if any, that exist as of the date of the Title Commitment, unless such matters constitute a Title Objection as set forth in Section 7.2.

(d) Such real estate taxes or other Taxes, water and sewer rates and other charges and assessments for the then current fiscal periods, betterment assessments assessed before the date of this Agreement but not yet due and payable on the Closing Date, and any betterments assessed after the date of this Agreement.

(f) Leases and rights of tenants thereunder.

7.2. Title Objections. Buyer shall undertake such examination of title to and survey of the Premises and examination of title to the other Property that it deems necessary or appropriate during the Due Diligence Period. Unless Buyer has terminated this Agreement pursuant to Section 12, Buyer shall submit to Seller at the end of the Due Diligence Period, such objections that Buyer may have to the state of title that exists as of the date of the Title Commitment (the "Title Objections"). Seller hereby agrees to cure at or prior to Closing all Monetary Liens encumbering the property, whether or not any such Monetary Lien is the subject of a Title Objection. Unless Buyer has terminated this Agreement in accordance with Section 12, Seller shall, prior to the Closing Date, cure any such Title Objections (subject to the provisions of Sections 11.1 and 11.2, provided that the $25,000 limitation in Section 11.1 shall not apply to Monetary Liens).

7.3. Survey Objections. Buyer has arranged for the preparation of a current survey of the Property. Unless Buyer has terminated this Agreement pursuant to Section 12, Buyer shall submit to Seller by the end of the Due Diligence Period such objections that Buyer may have to the state of the Property as disclosed by an American Land Title Association instrument survey and land surveyor's physical inspection of the Property as of the date of such survey ("Survey Objections"). Unless Buyer shall have terminated this Agreement in accordance with Section 12, Seller shall, at or prior to the Closing, cure any such Survey Objections (subject to the provisions of Sections 11.1 and 11.2).

8. USE OF PURCHASE PRICE TO CLEAR TITLE: To enable Seller to make conveyance as herein provided, Seller may, at the time of delivery of the Deed, use the Purchase Price, or any part thereof, to cure the title or survey status of any or all matters which are Title or Survey Objections, provided that all instruments so procured shall be delivered at the Closing, unless reasonably satisfactory arrangements for the recording of such instruments after the Closing Date are made at the Closing, and the Title Insurance Company issues, at the Closing, its policy without exception for the matters so cured.

9. ADJUSTMENTS.

9.1. Adjustments. The following matters shall be adjusted as of the Closing Date and the net amount thereof shall be added (the "Increase") or deducted (the "Decrease") from the Purchase Price as the case may be in accordance with the provisions of Section 3.2.2:

9.1.1. Taxes. All real estate taxes, personal property ad valorem taxes, sales or use taxes, water and sewer charges, howsoever designated, betterment assessments and any other charges levied or imposed upon all or any portion of the Property (collectively, "Taxes") shall be prorated among the parties hereto. If the amount of Taxes assessed against the Property is not known at the Closing, then the Taxes shall be apportioned on the basis of the Taxes assessed for the preceding year, with a reapportionment as soon as the next tax rate and valuation can be ascertained; provided that if the parties can estimate

an amount which is likely to be more accurate than the preceding year's Taxes, then such estimated amount shall be used as the basis for the tentative apportionment (subject to reapportionment as aforesaid).

9.1.2. Utilities, etc. Sewer and water and municipal electric charges shall be prorated among the parties hereto. Seller and Buyer shall make necessary arrangement for discontinuance and commencement of all other utility services, including, electric, gas, cable and telephone service, on the Closing Date. All unapplied utility deposits of the Seller shall be returned to Seller (or they shall be an Increase). Final meter readings shall be made prior to Closing. In the event that actual final adjustments cannot be made on the Closing Date, estimated adjustments based on the charge for such service for the preceding year shall be made and shall be re-adjusted when actual final adjustments are available, provided that if the representatives of Buyer and Seller or the Accountant (if conducting the audit pursuant to Section 9.2.2 hereof) can estimate an amount which is likely to be more accurate than the preceding year's charges, then such estimated amount shall be used as the basis for the tentative adjustments (subject to readjustment as aforesaid).

9.1.3. Permits, Equipment Leases and Service Contracts. Charges under transferred Permits, Equipment Leases and Service Contracts (or permitted renewals or replacements thereof) including pre-paid fees or charges shall be prorated among the parties hereto.

9.1.4. Leases. Buyer shall have a Decrease for any prepaid rent under the Leases as of the Closing Date and for any operating expense payments or Taxes paid by tenants under the Leases and to be applied post Closing Date. Any security deposit under any Lease shall be transferred and assumed by Buyer, subject to the terms of the relevant Lease. Collected rents (fixed, minimum, additional or percentage) and charges (including but not limited to, Tax escalation amounts payable to tenants) shall be adjusted as of the Closing Date. Uncollected rents (fixed, minimum, additional or percentage) and charges (as aforesaid) for the current period shall be adjusted if and when collected. All rents and charges collected after the Closing shall be applied first against sums payable for the then current rental period date, with any excess applied (unless otherwise designated by the party paying the same) against such sums as are then due and payable in the inverse order of rental periods. Percentage rents shall be adjusted on the assumption that sales upon which they are computed were the same for each day of said period.

9.1.5. Municipal Betterments. The Purchase Price shall have a Decrease by an amount equal to municipal betterments assessed prior to the date of this Agreement, which are due and payable on or before the Closing Date but which have not been paid by Seller on or before the Closing Date.

Seller shall not extend or defer payment of any municipal betterments assessed after the date of the Agreement.

9.1.6. Intentionally Deleted.

9.1.7. Other Customarily Adjusted Items. Other items of income and expense (including without limitation prepaid items of Seller) as are customarily adjusted upon the sale of an office building similar to the Property. All uncontested accounts payable of the Property as of the Closing Date, except as otherwise provided by this Agreement, shall be paid by the Seller at Closing.

9.2 Closing Statements. Buyer and Seller agree that the amounts of the foregoing adjustments shall be determined by representatives of Buyer and Seller prior to the Closing Date. At Closing, the Buyer and Seller shall agree on a Preliminary Closing Statement setting forth the adjustments and prorations required under this Section 9 and showing the amount of any Increase or Decrease, as the case may be. Within thirty (30) days following the Closing Date, after having considered any matters for which complete information was not available at Closing, the Buyer and Seller shall agree on a Final Closing Statement showing the additional adjustments or prorations or corrections in adjustments or prorations (the "Final Closing Statement") following which any net Increase or Decrease shall be paid in cash. The Final Closing Statement shall be binding on the parties without right of further challenge, action or proceeding.

The provisions of Sections 9.1 and 9.2 hereof shall survive the Closing.

9.3. Closing Costs. All deed stamp, transfer, conveyance or sales taxes or similar charges occasioned by the sale of the Property as provided herein shall be paid by Seller. All other costs of Closing including recording fees, escrow fees, or other third party costs or expenses of conveying title to any Property to Buyer shall be assessed to the respective parties as is customary in the purchase of improved real property in Boston, Massachusetts, as of the Closing Date. The determination of the Title Insurance Company shall be conclusive as to customary assessment.

10. ESCROW OF DEPOSIT; DEFAULT AND DAMAGES

10.1. Escrow of Deposit.

(a) The Deposit shall be held in escrow by the Escrow Agent pursuant to the terms of this Section 10.1. The condition of the escrow with respect to the Deposit is that, if the Closing shall occur, the Deposit plus all accrued interest thereon, shall be paid to Seller and the Deposit (including all accrued interest thereon) shall be credited on behalf of Buyer towards the Purchase Price. If this Agreement is terminated by Buyer pursuant to Sections 10.3 or Section 12.3.1 the entire Deposit plus all accrued interest thereon shall be paid to Buyer. If the Closing does not occur on the Closing Date, and such failure to close is

attributable to the default of Buyer under this Agreement, the Escrow Agent, upon notice from Seller, shall deliver the entire Deposit plus all accrued interest thereon to Seller in accordance with the provisions of Section 10.2 hereof.

(b) Escrow Agent agrees to hold, keep and deliver the Deposit and all other sums delivered to it pursuant hereto in accordance with the terms and provisions of this Agreement. Escrow Agent shall not be entitled to any fees or compensation for its services hereunder. Escrow Agent shall be liable only to hold said sums and deliver the same to the parties named herein in accordance with the provisions of this Agreement, it being expressly understood that by acceptance of this Agreement, Escrow Agent is acting in the capacity of a depository only and shall not be liable or responsible to anyone for any damages, losses or expenses unless same shall have been caused by the gross negligence or willful malfeasance of Escrow Agent. In the event of any disagreement between Buyer and Seller resulting in any adverse claims and demands being made in connection with or for the monies involved herein or affected hereby, Escrow Agent shall be entitled to refuse to comply with any such claims or demands so long as such disagreement may continue; and in so refusing Escrow Agent shall make no delivery or other disposition of any of the monies then held by it under the terms of this Agreement, and in so doing Escrow Agent shall not become liable to anyone for such refusal; and Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights of the adverse claimants shall have been finally adjudicated in a court of competent jurisdiction of the monies involved herein or affected hereby, or (ii) all differences shall have been adjusted by agreement between Seller and Buyer, and Escrow Agent shall have been notified in writing of such agreement signed by the parties hereto. Escrow Agent shall not be required to disburse any of the monies held by it under this Agreement unless in accordance with either a joint written instruction of Buyer and Seller or an Escrow Demand from either Buyer or Seller in accordance with the provisions hereinafter. Upon receipt by Escrow Agent from either Buyer or Seller (the "Notifying Party") of any notice or request (the "Escrow Demand") to perform any act or disburse any portion of the monies held by Escrow Agent under the terms of this Agreement, Escrow Agent shall give written notice to the other party (the "Notified Party"). If within five (5) days after the giving of such notice, Escrow Agent does not receive any written objection to the Escrow Demand from the Notified Party, Escrow Agent shall comply with the Escrow Demand. If Escrow Agent does receive written objection from the Notified Party in a timely manner, Escrow Agent shall take no further action until the dispute between the parties has been resolved pursuant to either clause (i) or (ii) above. Further Escrow Agent shall have the right at all times to pay all sums held by it (x) to the appropriate party under the terms hereof, or (y) into any court of competent jurisdiction after a dispute between or among the parties hereto has arisen, whereupon Escrow Agent's obligations hereunder shall terminate.

Seller and Buyer jointly and severally agree to indemnify and hold harmless said Escrow Agent from any and all costs, damages and expenses, including reasonable attorneys' fees, that said Escrow Agent may incur in its compliance of and in good faith with the terms of this agreement; provided, however, this indemnity shall not extend to any act of gross negligence or willful malfeasance on the part of the Escrow Agent.

10.2. DEFAULT BY BUYER IF THE BUYER SHALL DEFAULT IN THE PERFORMANCE OF ITS CLOSING OBLIGATIONS UNDER THIS AGREEMENT, THEN AS SELLER'S SOLE REMEDY FOR SUCH DEFAULT AND UPON WRITTEN NOTICE OF TERMINATION FROM SELLER TO BUYER AND ESCROW AGENT, THE ESCROW AND THIS AGREEMENT SHALL TERMINATE (EXCEPT FOR THIS SECTION AND EACH OF THE OTHER SECTIONS WHICH EXPRESSLY SURVIVE TERMINATION OF THIS AGREEMENT) AND ESCROW AGENT SHALL DELIVER THE ENTIRE DEPOSIT PLUS ALL INTEREST ACCRUED THEREON TO SELLER AS SELLER'S LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE AND AGREE THAT UPON BUYER'S CLOSING DEFAULT, SELLER SHALL INCUR CERTAIN COSTS AND OTHER DAMAGES IN AN AMOUNT THAT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO ASCERTAIN. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE DEPOSIT PLUS ANY INTEREST THEREON, BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES WHICH THE PARTIES ESTIMATE MAY BE SUFFERED BY SELLER BY REASON OF FAILURE OF THE CLOSING TO OCCUR AS A RESULT OF BUYER'S CLOSING DEFAULT, AND THAT THE DEPOSIT PLUS INTEREST THEREON IS NOT AN UNREASONABLE AMOUNT. THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT THEY HAVE EACH FULLY CONSIDERED THE PROVISIONS OF THIS SECTION AND HAS CONSULTED WITH THEIR RESPECTIVE COUNSEL WITH RESPECT THERETO.

10.3. DEFAULT BY SELLER. IF SELLER SHALL DEFAULT IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, THEN BUYER MAY ELECT, IN ITS SOLE AND ABSOLUTE DISCRETION, TO EITHER (A) TERMINATE THIS AGREEMENT AND THE ESCROW AGENT SHALL RELEASE THE DEPOSIT TO BUYER PLUS ALL ACCRUED INTEREST THEREON IN WHICH CASE BUYER SHALL BE ENTITLED TO RECOVER ITS THIRD PARTY COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS FEES) INCURRED IN CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT, ITS DUE DILIGENCE INVESTIGATIONS OF THE PROPERTY AND ITS FINANCIAL ARRANGEMENTS FOR THE ACQUISITION OF THE PROPERTY, WHICH COSTS SHALL BE SUPPORTED BY REASONABLE DOCUMENTATION SUPPLIED BY BUYER TO SELLER, OR (B) BUYER SHALL BE ENTITLED TO COMMENCE AN ACTION IN A MASSACHUSETTS COURT OF COMPETENT JURISDICTION FOR SPECIFIC PERFORMANCE OF THIS AGREEMENT.

11. CONDITIONS PRECEDENT, EXTENSION OF CLOSING; CERTAIN TERMINATION RIGHTS.

11.1 Conditions Precedent to Buyer's Obligation to Close. Buyer's obligation to consummate the transactions contemplated hereunder is conditioned upon satisfaction of each of the following conditions at or prior to the Closing (or such earlier date as is specified with respect to a particular condition):

11.1.1. All of the representations and warranties of Seller set forth in Section 13.1 hereof shall be true and accurate in all material respects.

11.1.2. Prior to the Closing Date, Seller shall have delivered to Buyer tenant estoppel certificates (collectively "Tenant Estoppels") dated no more than twenty (20) days prior to the Closing from (i) City Express and Bonaire Software Solutions, LLC (collectively, the "Major Tenants"), (ii) Seller, in its capacity as tenant under the Leaseback, and (iii) three (3) of the remaining five (5) tenants leasing space at the Property as of the Closing Date, in the form attached hereto as Exhibit J (or, if different, in such form as shall be consistent with the tenant estoppel requirements set forth in the applicable Lease), indicating no defaults on the part of such tenant or Seller under the applicable Lease, and containing no inconsistencies with the representations of Seller contained in Section 13.1.5 hereof. Notwithstanding the foregoing estoppel requirements, Seller shall use commercially reasonable efforts to obtain Tenant Estoppels in the form required by this Section 11.1.2 from all tenants leasing space at the Property.

11.1.3. There shall have been no adverse change in the physical condition of the Property from the Notification Date subject to reasonable wear and tear and the provisions of Section 11.5 hereof.

11.2. Extension to Satisfy Closing Conditions. If on the Closing Date, Seller shall be unable to give title or make conveyance, or to deliver possession of the Property, as required by this Agreement, or any of the conditions precedent to Buyer's obligation to close have not been satisfied or waived, then, at Buyer's option, (i) all obligations of the parties hereto shall cease, the Deposit plus all accrued interest thereon shall be returned to Buyer and this Agreement shall be void other than those provisions that by their terms survive or (ii) the Buyer may elect to extend the Closing Date for one or more periods of up to thirty (30) days each during which Seller shall be obligated to use commercially reasonable efforts to satisfy such condition, give title or make conveyance or deliver possession of the Property, as required by this Agreement, but the Closing Date may not be extended more than ninety (90) days in the aggregate, or (iii) if such failure of a condition results from Seller's breach of an obligation under this Agreement, then Buyer shall be entitled to pursue its remedies under Section 10.3 hereof. For purposes of this Section 11.2, commercially reasonable efforts shall not require the expenditure in the aggregate of more than $25,000, inclusive of attorneys' fees and other costs necessary to satisfy such requirement, but exclusive of amounts necessary (which shall be without limit) to remove Monetary Liens covering the Property and exclusive of amounts necessary to remove liens or encumbrances or defects of title or survey condition of the Premises first arising after the date of the Title Objections or Survey Objections.

11.3. Failure to Satisfy Conditions. If on the extended Closing Date pursuant to Section 11.2, any requirement set forth herein for performance by Seller at the Closing is not satisfied or waived, and Seller after using commercially reasonable efforts as provided in Section 11.2 is unable to give title or make conveyance or to deliver possession, as the case

may be, as required by this Agreement, then at Buyer's option, either (i) all obligations of the parties hereto shall cease and this Agreement shall be void other than those provisions that by their terms survive, or (ii) if such failure of a condition results from Seller's breach of an obligation under this Agreement, then Buyer shall be entitled to pursue its remedies under Section 10.3 hereof. The Deposit plus all accrued interest thereon shall be returned to Buyer, unless Buyer desires to accept title pursuant to Section 11.4.

11.4. Buyer's Election to Accept Title. Buyer shall have the option, at either the original or extended Closing Date, to accept such title, conveyance and possession as Seller can deliver to the Property in its then condition and to pay the Purchase Price without deduction in which case Seller shall give such title make such conveyance and deliver such possession as Seller shall have at such time.

11.5. Casualty and Condemnation. If the Property shall have been damaged by fire or other casualty or a portion of the Property is taken by condemnation or eminent domain proceedings and which casualty or condemnation would, in Buyer's reasonable opinion, impair the operation of the Property for a period of thirty (30) days or more or prevent lawful occupancy of any portion of the Premises for such period of time and the casualty or condemnation is such that more than $100,000.00 would be reasonably required to repair or restore the Property then Buyer shall have the right, at Buyer's option, to terminate this Agreement by notice to Seller of Buyer's exercise of such right, in which event the Deposit plus all accrued interest shall be returned to Buyer and all further rights and obligations of the parties under this Agreement shall terminate other than those provisions that by their terms survive. However, if Buyer does not elect to terminate this Agreement by reason of such casualty or condemnation, then conveyance of the Property shall be made and the Purchase Price therefor shall be adjusted, in favor of Buyer, by the amount, reasonably required to repair or restore the Property following such casualty or condemnation which in no event shall be less than the amount recovered or recoverable on account of insurance plus all deductibles. Buyer shall also be entitled to a Decrease for the estimated amount of all rent abatements occurring after the Closing Date on account of such casualty or condemnation. Seller shall be entitled to collect all amounts recovered or recoverable on account of insurance maintained by Seller on the Property, or condemnation awards paid or payable by reason of such taking. Buyer shall execute such agreements and do such acts as Seller shall reasonably require to assure further to Seller its rights pursuant to the preceding sentence.

12. DUE DILIGENCE; TERMINATION; AS-IS CONDITION OF PROPERTY.

12.1. Due Diligence Documents. Seller has delivered to Buyer prior to execution of this Agreement legible, accurate and complete copies of the following (collectively, the "Delivery Items"):

(a) Leases. Seller shall provide Buyer with access on-site to the originals of all Leases and related Lease files.

(b) Taxes. A copy of real estate and personal property tax statements for the Property for the current tax year and last two (2) prior tax years (and, to the extent available, for the last three (3) prior tax years).

(c) Current Rent Roll. A current rent roll for the Property, attached hereto as Exhibit K.

(d) Service Contracts. Copies of all service, maintenance, supply, management and other contracts affecting the use, ownership, maintenance and/or operation of the Property.

(e) Utility Bills. Copies of all utility bills (gas, electric, water and sewer) relating to the Property for the immediately prior twenty-four (24) month period (and, to the extent available, for the prior thirty-six (36) month period).

(f) Personal Property. A current inventory of all Personal Property, including all tangible personal property owned by Seller, and located on or used in connection with the Property.

(g) Plans. All existing plans and specifications with respect to the Property in Seller's possession or control.

(h) Financial Information. Evidence of income and operating expenses for the prior five (5) year period, in the form of tenant ledgers for such period, along with copies of invoices, cancelled checks, general ledgers, vendor contracts and other supporting documentation available to seller evidencing operating expenses, including, without limitation, supporting documentation for utilities, snow removal, repairs and maintenance (HVAC, electrical, elevators, plumbing, roof), insurance and real estate taxes.

(i) Inspection Reports. Copies of all soils, engineering, architectural, environmental, termite, pest control, endangered species, ADA compliance, handicapped access reports or studies and any other third party reports applicable to the Property and which are in Seller's possession or control.

(j) Permits. Copies of governmental permits, certificates of occupancy, certificates of substantial completion, alarm registrations, pool permits, elevator permits, building permits and inspections and other permits or licenses for the operation of the Property in Seller's possession.

(k) Litigation. A listing of all pending or threatened litigation against Seller or the management company with respect to claims regarding or related to the Property.

(l) On-Site Reports. A complete set of all current reports from the Seller's on-site property management and accounting systems located at the Property.

12.2. Entry and Inspection. The Buyer and its contractors and agents shall have the right at all times after the date of this Agreement, upon written or oral notice to Buyer at least 24 hours prior to entry of the Property, to enter upon and make all inspections and investigations of the condition and all other respects of the Property which it may deem necessary or desirable to determine whether or not the same is satisfactory to Buyer, in its sole discretion, including, but not limited to, information regarding business and economic issues, soil borings, engineering and topographical studies, environmental studies, inventories, and investigations of zoning and land use restrictions and all other laws applicable thereto and any violations of law. All such inspections, investigations and examinations shall be undertaken at Buyer's sole cost and expense and Buyer (i) shall restore the Property to its condition prior to said access and investigations; (ii) shall indemnify and hold Seller harmless from all liability, actions, causes of action, suits, loss, cost, expenses or damage, including reasonable attorneys' fees, arising from said access and investigations to the extent directly attributable to the conduct, acts or omissions of Buyer, its agents or contractors, provided that Buyer's indemnification obligations shall not extend to damage or injury caused by Seller's negligence or to losses arising out of matters discovered during the course of Buyer's due diligence investigations; (iii) shall keep confidential and not disclose the results of any such investigation to any third party other than Buyer's counsel, consultants, investors, lenders and representatives or with Seller's express written permission and (iv) shall undertake any such inspections and investigations so as not to unreasonably interfere with or disrupt unreasonably any of the business operations of Seller or any tenant at the Property. The provisions of (i)-(iii) shall survive any termination of this Agreement and (ii) shall survive the Closing. Promptly after termination of this Agreement, Buyer shall return to Seller all Due Diligence Documents provided by Seller.

12.3. Termination

12.3.1. Buyer's Termination Prior to the Notification Date. Buyer may, at its sole option, terminate this Agreement by written notice to Seller on or before 5:00 p.m., Boston, Massachusetts time on the Notification Date for any reason or no reason in Buyer's sole and absolute discretion.

12.3.2. Treatment of Deposit After Termination by Buyer. In the event that Buyer elects to terminate this Agreement pursuant to Section 12.3.1, the Deposit plus accrued interest thereon shall be refunded to Buyer by the Escrow Agent and this Agreement shall thereafter be void and Buyer and Seller shall be relieved of any and all obligations hereunder other than those provisions that by their terms survive including clauses (i)-(iii) of Section 12.2. In the event Buyer fails to terminate this Agreement in accordance with this Section 12.3, the Deposit plus all accrued interest thereon shall become non-refundable and, unless Seller defaults in its Closing obligations

hereunder, shall be released to Seller at Closing as provided by this Agreement or as otherwise provided specifically in this Agreement.

12.4. As-Is, Where Is. BUYER ACKNOWLEDGES THAT IT HAS HAD OR WILL HAVE PURSUANT TO THE PROVISIONS OF THIS AGREEMENT THE OPPORTUNITY TO MAKE SUCH INSPECTIONS AS IT DESIRES OF THE PROPERTY AND ALL FACTS RELEVANT TO ITS USE. BUYER ACKNOWLEDGES THAT IT IS RELYING UPON ITS OWN INVESTIGATIONS OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS DELIVERED BY SELLER TO BUYER. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 14, THE PROPERTY SHALL BE CONVEYED AND TRANSFERRED TO PURCHASER **"AS IS, WHERE IS AND WITH ALL FAULTS."** EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 13, SELLER DOES NOT WARRANT OR MAKE ANY REPRESENTATION, EXPRESS OR IMPLIED, AS TO ANY MATTERS AFFECTING THE PROPERTY. THE PROVISIONS OF THIS SECTION 12.4 SHALL SURVIVE THE CLOSING OR THE TERMINATION OF THIS AGREEMENT.

13. REPRESENTATIONS AND WARRANTIES.

13.1. Seller's Representations and Warranties. Seller hereby represents and warrants to Buyer that:

13.1.1. Authority. Seller is a Delaware corporation duly organized, and is validly existing and in good standing under the laws of the Delaware. Seller has full power and authority to enter into and perform its obligations under this Agreement and the transactions contemplated herein. As of the Closing Date, the execution, delivery and performance of this Agreement and the transactions contemplated herein by Seller have been duly authorized by all necessary actions and do not, and will not, violate or conflict with the provisions of Seller's organizational documents. This Agreement, upon its execution and delivery by Buyer and Seller, constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject to bankruptcy, fraudulent conveyance, moratorium or other creditor's rights, and limitations on equitable remedies.

13.1.2. Bankruptcy. There are no actions or proceedings pending to liquidate, reorganize, arrange, place in bankruptcy, appoint a receiver for, or dissolve Seller or, to Seller's knowledge, any tenant under the Leases.

13.1.3. Litigation. To the knowledge of Seller, except as set forth on Schedule 13.1.3 of this Agreement, there is no suit or administrative proceeding pending or threatened in writing against Seller or the Property before or by any federal or state court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign.

13.1.4. Rent Roll. The Rent Roll (herein so called) of the Property attached hereto as Exhibit K (which sets forth the name of each Tenant, the square footage of each Tenant's premises, monthly base rent, dates of lease commencement and scheduled expiration, the amount of each Tenant's allowance or contribution, if any, and the amount of each Tenant's security deposit, if any all as per the Leases) is true, correct, complete and accurate.

13.1.5. Leases. A true, correct, complete and accurate list of all Leases (including all amendments thereto and all side letters relative to lease terms in connection therewith) is attached hereto as Exhibit H. There are no leases, subleases or other rights of occupancy affecting the Property except the Leases and with respect to the Leases: (i) Seller is the sole owner of the lessor's interest in the Leases and all of the Leases are in full force and effect without current default by either Seller or the respective Tenant except for those listed on Exhibit H attached hereto; (ii) the Leases have not been modified or amended except as listed on Exhibit H; (iii) Seller has delivered a true and correct copy of the Leases to Buyer and there exist no agreements with the Tenant except as set forth in the Leases; (iv) no action or proceeding instituted against Seller or any predecessor in title of Seller by any Tenant is presently pending in any court; (v) Seller has paid all leasing commissions, tenant improvement costs, and leasing fees connected with the negotiation and execution of the Leases which are due and payable prior to the date of this Agreement and no leasing commissions, tenant improvement costs or leasing fees under the Leases shall be due by Buyer for any period subsequent to Closing except for brokerage commissions which may be payable in the future upon extensions of the term of the Lease with Bonaire Software Solutions, LLC, which shall be the responsibility of Buyer; (vi) no uncompleted work with respect to the premises demised under any Lease which is to be performed by the landlord thereunder will remain incomplete after the Closing; and (vii) there is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustments, liquidation, dissolution or recomposition of any tenant under any law relating to bankruptcy, insolvency, reorganization or the relief of debtors, or seeking the appointment of a receiver, trustee, custodian or similar official for any Tenant.

13.1.6. Third Party Agreements. Seller is not a party to or bound by any agreement or other obligation that is breached by Seller's entering into this Agreement or will be breached by Seller's performance under this Agreement.

13.1.7. Equipment Leases, Service Contracts and Permits. The Equipment Leases and Service Contracts set forth on Exhibits F and G, respectively, to be assumed by Buyer on the Closing Date, set forth all of the contracts and agreements to which Seller is a party with respect to the Property. Exhibit I sets forth all of the Permits. The Service Contracts,

Equipment Leases and Permits are all in full force and effect and there are no defaults thereunder.

13.1.8. Violations of Laws. Seller has no knowledge of any outstanding building code or fire code violation, or violations of any municipal ordinance or regulation, including zoning requirements, or state, federal or municipal laws or regulations, affecting the use, occupation, or maintenance of the Property. Seller has not received any written notice of any violation of law of or at the Property the subject of which has not been cured or remedied in full.

13.1.9. Zoning Changes; Condemnation; Assessment. To Seller's actual knowledge, there is no pending zoning change, condemnation or similar proceeding affecting the Land, Improvements or any portion thereof, or any street adjacent to the Property, and Seller has not received any written notice, and has no knowledge, that any such proceeding is contemplated. Seller has received no written notice of any special assessments levied or to be levied against the Property or any part thereof, and Seller has no knowledge, that any such assessments are contemplated.

13.1.10. Accuracy of Deliveries. All items furnished by Seller to Buyer in connection with this Agreement, including without limitation the copies of the Leases and the rent roll delivered pursuant to Section 12.1 hereof are complete and accurate.

13.1.11. Taxes. All real estate, business, occupation, sales, use and other similar taxes imposed with respect to any of the Property or the operation thereof which are due and payable by Seller have been paid in full.

13.2. Survival. Seller's representations and warranties in Section 13.1 of this Agreement shall survive the Closing Date.

13.3. Buyer's Representations and Warranties. Buyer hereby represents and warrants to Seller that:

13.3.1. Authority. Buyer is a corporation duly organized and is validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Buyer has full power and authority to enter into and perform its obligations under this Agreement and the transactions contemplated herein. The execution, delivery and performance of this Agreement and the transactions contemplated herein by Buyer have been duly authorized by all necessary actions and do not, and will not, violate or conflict with the provisions of Seller's organizational documents. This Agreement, upon its execution and delivery by Buyer and Seller, constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject

to bankruptcy, fraudulent conveyance, moratorium or other creditor's rights, and limitations on equitable remedies.

13.3.2. Bankruptcy. There are no actions or proceedings pending to liquidate, reorganize, arrange, place in bankruptcy, appoint a receiver for, or dissolve Buyer.

13.3.3. Litigation. To Buyer's knowledge, there is no suit or administrative proceeding pending or threatened in writing against Buyer that could have a material adverse affect on Buyer's ability to perform its obligations under this Agreement.

14. ACTIONS PENDING CLOSING

Between the date of this Agreement and the Closing Date, Seller shall do as follows (except as otherwise provided for herein):

14.1. Leases. Between the date of this Agreement and the Closing Date, Seller shall deliver to Buyer copies of all letters of intent, term sheets and offers to lease concerning any portion of the Property. Seller will not execute any new Leases or amend, terminate or accept the surrender of any existing tenancies or approve any subleases without the prior consent of Buyer, which consent may be withheld in Buyer's sole discretion; provided however that Seller is authorized to accept the termination of Leases at the end of their existing terms and to expand, extend, or renew any Leases pursuant to expansion, extension, or renewal options contained therein.

14.2. Service Contracts and Equipment Leases. Seller will not enter into any new Service Contract or Equipment Lease that extends beyond the Closing Date, or renew any existing Service Contract or Equipment Lease for a period beyond the Closing Date, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. Seller shall notify Buyer of any modification, amendment or cancellation of any existing Service Contract or Equipment Lease and shall furnish Buyer with a copy of any new or renewal Service Contract or Equipment Lease entered into after the date of this Agreement.

14.3. Insurance. Seller shall maintain its existing insurance coverage on the Property.

14.4. Property Condition. Seller shall continue to operate the Property in accordance with Seller's past ordinary course of business, including, without limitation, performing all necessary repairs, and replacements to the Property through the Closing Date. Seller shall deliver the Property in a condition which is the same as the condition of the Property on the Notification Date, subject to: (i) ordinary wear and tear on the Property; and (ii) the casualty and condemnation provisions of Section 11.5 of this Agreement. Without limiting the generality of the foregoing, as part of its delivery obligation, Seller shall deliver

all vacant space within the Improvements (including, without limitation, all basement space) in broom-clean condition and free of all debris, furniture, equipment and any other personal property.

15. BROKERAGE WARRANTY

Seller and Buyer represent and warrant to each other that neither party (a) has dealt with any person, real estate agent or broker that might have a claim for a sales or brokerage commission or finder's fee with respect to the transaction contemplated by this Agreement, or (b) was called to the attention of the other party or had the sale or purchase of the Property procured by or as a result of any services or facilities of any real estate agent or broker or finder, other than NAI Hunneman ("Broker"), and that all brokerage fees payable to Broker with respect to this transaction shall be paid by Seller. Seller and Buyer shall indemnify and hold the other harmless from and against any loss, cost or damages (including reasonable attorneys' fees) for any brokerage commission or fee which may be asserted against one party as a result of the other party's breach of this representation and warranty. The provisions of this paragraph shall survive the Closing or any termination of this Agreement.

16. INDEMNIFICATION

16.1. Buyer's Indemnity. Buyer hereby agrees to indemnify and hold Seller harmless from and against any liability, actions, causes of action, suits, loss, cost, expenses or damages (including reasonable attorneys' fees) with respect to the breach of any warranty or representation of Buyer herein or the breach of any provision of this Agreement that survives the Closing or the existence, use, ownership, occupancy, operation and/or maintenance of the Property following the Closing Date, including, without limitation:

16.1.1 Failure to Comply with Certain Agreements. Any obligation, including any payment obligation, or damages arising out of Buyer's failure to comply for any period following the Closing Date with respect to Buyer's obligations under the Leases, Permits, Equipment Leases, and/or any Service Contracts which are assumed by the Buyer; and

16.1.2 Taxes and Operating Expenses. Any obligation for payment of Taxes and Property related operating expenses, levies, charges, liens or assessments arising after the Closing Date or assumed hereunder; and

16.1.3 Injury or Death. Any accident, injury, death or other damage whatsoever caused to any person or entity, after the Closing Date in or about the Property or any portion thereof, or on any other property connected with or adjacent thereto.

Buyer further agrees, upon notice from Seller, to contest any demand, claim, suit, or action against which Buyer has herein above agreed to indemnify and hold Seller harmless,

and to bear all reasonable costs and expenses of such contest and defense including reasonable attorneys' fees. Buyer's obligations under this Section 16.1 shall survive the Closing.

16.2 Seller's Indemnity. Seller hereby agrees to indemnify and hold Buyer harmless from and against any liability, actions, causes of action, suits, loss, cost, expenses or damages (including reasonable attorneys' fees) proximately caused by the breach of any warranty or representation of Seller herein or the breach of any provision of this Agreement that survives the Closing, or for:

16.2.1 Failure to Comply With Certain Agreements. Any loss, cost or damages arising out of Seller's failure to comply for any period prior to the Closing Date with respect to the terms of any Lease, Permit, Equipment Lease, and/or any Service Contracts assumed by Buyer; and

16.2.2 Taxes and Operating Expenses. Any obligation for payment of Taxes arising and Property related operating expenses, levies, charges, liens or assessments asserted against Buyer by unaffiliated third persons for any period of time prior to the Closing Date subject to Section 9 of this Agreement; and

16.2.3 Injury or Death. Any accident injury or death or other damage whatsoever caused to any person or entity, occurring prior to the Closing Date in or about the Property or any portion thereof, or on any other property connected with or adjacent thereto.

Seller further agrees, upon notice from Buyer to contest any demand, claim, suit or action against which Seller has herein above agreed to indemnify and hold Buyer harmless, and to bear all reasonable costs and expenses of such contest and defense, including reasonable attorneys' fees. Seller's obligations under this Section 16.2 shall survive the Closing.

17. ASSIGNMENT RIGHTS OF BUYER

Buyer may not assign its rights under this Agreement without obtaining the prior written consent of Seller, provided that Buyer may assign its rights under this Agreement without the consent of Seller to an entity in which Buyer or an affiliate of Buyer or a principal of Buyer or an affiliate of such principal has an ownership interest, by providing Seller with written notice of its intention to do so at least five (5) days prior to Closing. Such notice shall contain at least the name and the address of the assignee.

18. ACCEPTANCE OF DEED

The acceptance of the Deed by Buyer and the completion of all other matters constituting the Closing shall be deemed to be a full performance and discharge of every

agreement and obligation hereof, except such agreements or obligations which are, by the terms of this Agreement, to survive or be performed after the Closing.

19. MISCELLANEOUS PROVISIONS

19.1 Notices. All notices, requests and other communications hereunder shall be made in writing and delivered in hand or mailed by registered or certified first-class mail, postage prepaid, return receipt requested, or sent by commercial overnight courier delivery service, charges prepaid, or sent by telecopier or hand delivery, confirmed by letter addressed as follows:

(a) If to the Buyer: Essex River Ventures, Inc.
225 Friend Street
Boston, Massachusetts 02114

with a copy to: Bingham McCutchen LLP
150 Federal Street
Boston, Massachusetts 02110
Attention: Richard A. Toelke, Esq.
Phone: (617) 951-8830
Fax: (617) 951-8736

or at such other address for notice as the Buyer shall last have furnished in writing to the person giving the notice;

(b) If to the Seller: Zoom Telephonics, Inc.
207 South Street
Boston, MA 02109
Phone: (617) 423-1072
Fax: (617) 338-5015

with a copy to: Martin Jacobs, Esq.
Brody and Jacobs
1 Faneuil Hall Marketplace
Boston, Massachusetts 02109
Phone: (617) 367-3300
Fax: (617) 367-8697

or at such other address for notice as the Seller shall last have furnished in writing to the person giving the notice. Any notice shall be deemed effective: upon receipt by telecopier or hand delivery; the next day after sending if sent by courier; or two days after sending if sent by postal service.

19.2. Relationship of Parties. It is the intention of this Agreement to create the relationship of Seller and Buyer between the parties hereto and no other relation whatsoever.

19.3. Waivers. No delay or omission by any party hereto to exercise any right or power accruing upon any noncompliance or failure of performance by the other party under the provisions of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by any party hereto of any of the terms, covenants, conditions or agreements hereof to be performed by the other party must be in writing signed by the party charged and shall not be construed to be a waiver of any succeeding breach thereof or of any other term, covenant, condition or agreement herein contained, provided, however, the occurrence of the Closing shall be a waiver of any unfulfilled condition precedent to Buyer's performing the Closing.

19.4. Section Headings. The section headings herein are for convenience and reference only, and in no way define or limit the scope and contents of this Agreement, or in any way affect its provisions.

19.5. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument.

19.6. Governing Law, Etc. This instrument is to be construed as a Commonwealth of Massachusetts contract and sets forth the entire agreement between the parties. This Agreement constitutes the entire agreement and final expression between parties for the matters covered herein. All prior writings or oral communications are merged herein and superseded hereby, whether or not the same purport to be an agreement of the parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may be canceled, modified or amended only by written instrument executed by both Seller and Buyer.

19.7. Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person, property or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons, properties and circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law, provided that any invalidity regarding payment to Seller of the Purchase Price shall void the entire Agreement.

19.8 Time of Essence. Time is of the essence of this Agreement, and failure by either party to comply with this Section 19.8 shall be a material default of this Agreement by such party.

19.9 Prevailing Party Expenses. If either party hereto fails to perform any of its obligations under this Agreement or if a dispute arises between the parties hereto

concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees and disbursements. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date and year first above written.

SELLER: ZOOM TELEPHONICS, ~~INC.~~

By: [signature]
Name: PETER KRAMER
Title: E.V.P.

BUYER: ESSEX RIVER VENTURES, INC.

By: ____________________

ESCROW AGENT: LAWYERS TITLE INSURANCE CORPORATION

By: ____________________
Name: ____________________
Title: ____________________

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date and year first above written.

SELLER: ZOOM TELEPHONICS, INC.

By:____________________
Name:____________________
Title:____________________

BUYER: ESSEX RIVER VENTURES, INC.

By: Robert B Key
its E.V.P.

ESCROW AGENT: LAWYERS TITLE INSURANCE CORPORATION

By:____________________
Name:____________________
Title:____________________

List of Exhibits

Exhibit A	Land
Exhibit B	Deed
Exhibit C	Bill of Sale
Exhibit D	Assignment and Assumption of Transferable Permits, Equipment Leases, Service Contracts, and Intangible Property
Exhibit E	Assignment and Assumption of Leases
Exhibit F	Equipment Leases
Exhibit G	Service Contracts
Exhibit H	Leases
Exhibit I	List of Permits
Exhibit J	Tenant Estoppel Certificates
Exhibit K	Rent Roll
Exhibit L	Leaseback

***Certain of the exhibits and schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Zoom agrees to furnish supplementally to the SEC, upon request, a copy of any omitted exhibit or schedule provided however that Zoom may request confidential treatment pursuant to Rule 24-2 of the Exchange Act for any schedule or exhibit so furnished.**

EXHIBIT L

LEASE

[See following page]

STANDARD LEASE

201-207 South Street
Boston, Massachusetts

LANDLORD:	Essex River Ventures, Inc.
TENANT:	Zoom Telephonics, Inc.
PREMISES:	Agreed to be approximately 25,200 rentable square feet of that certain Building known as 201-207 South Street, Boston, Massachusetts and more particularly described in Exhibit A to this Lease
DATED:	As of ___________ ___, 2006

TABLE OF CONTENTS

LEASE

Preamble

THIS INSTRUMENT IS A LEASE, dated as of __________ __, 2006 in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space located in those certain buildings known and numbered as 201-207 South Street, Boston, Massachusetts (hereafter collectively called the "Building"). The parties to this instrument hereby agree with each other as follows:

ARTICLE I

BASIC LEASE PROVISIONS

1.1 INTRODUCTION. The following terms and provisions set forth basic data and, where appropriate, constitute definitions of the terms hereinafter listed:

1.2 BASIC DATA.

Landlord: Essex River Ventures, Inc.
a Massachusetts corporation

Landlord's Original Address:
c/o Essex River Management, Inc.
225 Friend Street – 7th Floor
Boston, Massachusetts 02114

Tenant: Zoom Telephonics, Inc., a Delaware corporation

Tenant's Original Address:
207 South Street
Boston, Massachusetts 02111

Guarantor: None

Basic Rent:

Lease Year	Basic Rent	Monthly Payment
1	$403,200.00	$33,600.00
2	$403,200.00	$33,600.00

Base Taxes: Taxes for the fiscal year July 1, 2006 through and including June 30, 2007, as the same may be abated.

Base Operating Expenses: Operating Expenses for the calendar year ending December 31, 2007.

Base Utility Expenses: Utility Expenses for the calendar year ending December 31, 2007.

Premises Rentable Area: Agreed to be approximately 25,200 rentable square feet.

Permitted Uses: General Office, but specifically excluding any use which would cause any portion of the Premises to be deemed a "place of public accommodation" as defined in the Americans with Disabilities Act of 1990, as amended (the "ADA").

Escalation Factor: 44.97%, as computed in accordance with the Escalation Factor Computation.

Initial Term: Two (2) years commencing on the Commencement Date and expiring at the close of the day immediately preceding the second (2nd) year anniversary of the Commencement Date, except that if the Commencement Date shall be other than the first day of a calendar month, the expiration of the Initial Term shall be at the close of the day on the last day of the calendar month on which such anniversary date shall fall.

Security Deposit: $67,200.00 (subject to Landlord's determination upon its review and approval of Tenant's financial information).

1.3 ADDITIONAL DEFINITIONS.

Manager: Essex River Management, Inc. or such other managing representative designated by Landlord as the Manager from time to time.

Building Rentable Area: Agreed to be approximately 58,983 rentable square feet.

Business Days: All days except Saturday, Sunday, New Year's Day, Washington's Birthday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day (and the following day when any such day occurs on Sunday).

Commencement Date: As defined in Section 4.1.

Default of Tenant: As defined in Section 13.1.

Escalation Charges: The amounts prescribed in Sections 8.1 and 9.2.

Escalation Factor Computation: Premises Rentable Area divided by 95% of the Building Rentable Area.

Force Majeure: Collectively and individually, strike or other labor trouble, fire or other casualty, governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of, or inability to obtain, fuel, supplies or labor resulting therefrom, or any other cause, whether similar or dissimilar, beyond Landlord's reasonable control.

Initial Public Liability Insurance: $3,000,000 (per occurrence) primary liability and $5,000,000 (per occurrence) excess liability (combined single limit) for bodily injury, death and property damage, such policies to be written with companies approved by Landlord and having a Best's Insurance Rating of A- or better with a Financial Rating of X.

Lease Year or lease year: Each consecutive 12 calendar month period immediately following the Commencement Date, but if the Commencement Date shall fall on other than the first day of a calendar month, then such term shall mean each consecutive twelve calendar month period commencing with the first day of the first full calendar month following the calendar month in which the Commencement Date occurs, however, the first lease year shall include any partial month between the Commencement Date and the first day of the first full calendar month immediately following the Commencement Date.

Operating Expenses: As set forth in Section 9. 1.

Operating Year: As defined in Section 9.1.

Premises: A portion of the Building shown on Exhibit A annexed hereto.

Property: The Building and the land parcel on which it is located (including any parking areas, driveways, adjacent sidewalks and any other building and improvements thereon) and the land parcel on which the parking area is located (including any driveways and adjacent sidewalks thereon).

Rent Commencement Date: As defined in Section 3.1.

Tax Year: As defined in Section 8.1.

Taxes: As determined in accordance with Section 8. 1.

Tenants Removable Property: As defined in Section 5.2.

Term of this Lease: The Initial Term and any extension thereof in accordance with the provisions hereof.

Utility Expenses: As defined in Section 9.1.

Exhibits: The following Exhibits are annexed to this Lease and incorporated herein by this reference:

Exhibit A -	Plan showing Premises
Exhibit B -	Intentionally Omitted
Exhibit C -	Rules and Regulations
Exhibit D -	Intentionally Omitted
Exhibit E -	Operating Expenses
Exhibit F -	Cleaning Services

ARTICLE II

PREMISES AND APPURTENANT RIGHTS.

2.1 LEASE OF PREMISES. Landlord hereby demises and leases to Tenant for the Term of this Lease and upon the terms and conditions hereinafter set forth, and Tenant hereby accepts from Landlord, the Premises. Landlord and Tenant acknowledge and agree that the Premises consists of space located on the fourth (4th) and fifth (5th) floors of 201 South Street and the third (3rd), fourth (4th) and fifth (5th) floors of 207 South Street .

2.2 APPURTENANT RIGHTS AND RESERVATIONS. (a) Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use, and permit its invitees to use in common with others, public or common lobbies, hallways, elevators, and common walkways necessary for access to the Building, and if the portion of the Premises on any floor includes less than the entire floor, the common toilets, corridors and elevator lobby of such floor; but Tenant shall have no other appurtenant rights and all such rights shall always be subject to reasonable rules and regulations from time to time established by Landlord pursuant to Section 14.7 and to the right of Landlord to designate and change from time to time areas and facilities so to be used. Notwithstanding the foregoing to the contrary, Tenant shall have the exclusive right to use one (1) tandem parking space (to accommodate two (2) automobiles) behind the South Street Diner.

(b) Excepted and excluded from the Premises are the ceiling, floor, perimeter walls and exterior windows, except the inner surfaces thereof, but the entry doors (and related glass and finish work) to the Premises are a part thereof; and Tenant agrees that Landlord shall have the right to place in the Premises (but in such manner as to reduce to a minimum interference with Tenant's use of the Premises) interior storm windows, subcontrol devices (by way of illustration, an electric sub panel, etc.), utility lines, pipes, equipment and the like, in, over and upon the Premises. Tenant shall install and maintain, as Landlord may require, proper access panels in any hung ceilings or walls as may be installed by Tenant in the Premises to afford access to any facilities above the ceiling or within or behind the walls.

ARTICLE III

BASIC RENT

3.1 PAYMENT. (a) Tenant agrees to pay to Landlord, or as directed by Landlord, commencing on __________, 2006 (the "Rent Commencement Date"), which is the "Closing Date" under the "Purchase and Sale Agreement" (as said term is hereinafter defined) without offset, abatement, deduction or demand, the Basic Rent plus Landlord's estimated amounts for Escalation Charges. Such Basic Rent plus Landlord's estimated amounts for Escalation Charges shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease, at Landlord's Original Address, or at such other place as Landlord shall from time to time designate by notice to Tenant, in lawful money of the United States. In the event that any installment of Basic Rent or Escalation Charges is not paid when due, Tenant shall pay, in addition to any other additional charges due under this Lease, an administrative fee equal to 5% of the overdue payment; provided, however, that there shall be no fee charged for the first late payment in each lease year. As used herein, the term "Purchase and Sale Agreement" shall mean that certain Purchase and Sale Agreement dated __________________, 2006 by and between Landlord, as purchaser, and Tenant, as seller, relating to the Property.

(b) Basic Rent and Escalation Charges for any partial month shall be pro-rated on a daily basis, and if the first day on which Tenant must pay Basic Rent and Escalation Charges shall be other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be equal to a proportionate part of the monthly installment of Basic Rent and Escalation Charges for the partial month from the first day on which Tenant must pay Basic Rent and Escalation Charges to the last day of the month in which such day occurs, plus the installment of Basic Rent and Escalation Charges for the succeeding calendar month.

ARTICLE IV

COMMENCEMENT AND CONDITION

4.1 COMMENCEMENT DATE. The Commencement Date shall be ________, 2006, which is the "Closing Date" under the Purchase and Sale Agreement. Notwithstanding the foregoing, if Tenant's personnel shall occupy all or any part of the Premises for the conduct of its business prior to the Commencement Date, such date shall for all purposes of this Lease be the Commencement Date. The Tenant shall, upon demand of the Landlord, execute a certificate confirming the Commencement Date as it is determined in accordance with the provisions of this Section 4.1.

4.2 AS-IS CONDITION. Tenant agrees to accept the Premises in "AS IS" condition without any representations or warranties (express, implied or otherwise).

4.3 GENERAL CONSTRUCTION PROVISIONS. All construction work required or permitted by this Lease, whether by Landlord or by Tenant, shall be done in a good and workmanlike manner and in compliance with all applicable laws and all lawful ordinances, regulations and orders of governmental authorities and insurance rating or inspection bureaus having jurisdiction over the Building. Either party may inspect the work of the other at reasonable time and shall promptly give notice of observed defects.

ARTICLE V

USE OF PREMISES

5.1 PERMITTED USE. (a) Tenant agrees that the Premises shall be used and occupied by Tenant only for Permitted Uses.

(b) Tenant agrees to conform to the following provisions during the Term of this Lease:

(i) Tenant shall cause all freight to be delivered to or removed from the Building and the Premises in accordance with reasonable rules and regulations established by Landlord therefor;

(ii) Tenant will not place on the exterior of the Premises (including both interior and exterior surfaces of doors and interior surfaces of windows) or on any part of the Building outside the Premises, any signs, symbol, advertisements or the like visible to public view outside of the Premises. Landlord will not unreasonably withhold consent for signs or lettering on the entry doors to the Premises provided such signs conform to building standards adopted by Landlord and Tenant has submitted a sketch of the sign to be placed on such entry doors.

(iii) Tenant shall not perform any act or carry on any practice which may injure the Premises, or any other part of the Building, or cause offensive odors or loud noise or constitute a nuisance or menace to any other tenant or tenants or other persons in the Building;

(iv) Tenant shall, at its sole cost and expense, in its use of the Premises, the Building or the Property, comply with the requirements of all applicable governmental laws, rules and regulations (including, without limitation, the ADA in connection with any alterations, improvements or construction performed by Tenant in the Premises or the Building); and

(v) Tenant shall continuously throughout the Term of this Lease occupy the Premises for the Permitted Uses and for no other purposes.

5.2 INSTALLATION AND ALTERATIONS BY TENANT. (a) Tenant shall make no alterations, additions (including, for the purposes hereof, wall-to-wall carpeting), or improvements in or to the Premises without Landlord's prior written consent. Any such alterations, additions or improvements shall (i) be in accordance with complete plans and specifications prepared by Tenant and approved in advance by Landlord; (ii) be performed in a

good and workmanlike manner and in compliance with all applicable laws; (iii) be performed and completed in the manner required in Section 5.2(d) hereof; (iv) be made at Tenant's sole expense and at such times as Landlord may from time to time designate; and (v) become a part of the Premises and the property of Landlord. It is agreed and understood that Landlord shall have the right to review and approve all changes to any plans which Landlord shall have approved pursuant to this Section 5.2(a).

It is also agreed and understood that Landlord shall not be deemed to be unreasonable in denying its consent to alterations, additions and improvements to the Premises which affect "Base Building Systems" (as said term is hereafter defined).

As used herein, the term "Base Building Systems" shall mean (i) any mechanical, electrical or plumbing system or component of the Building (including the Premises) (ii) the exterior of the Building (iii) the Building HVAC distribution system (iii) any fire safety prevention/suppression system and (iv) any structural element or component of the Building.

(b) All articles of personal property and all business fixtures, machinery and equipment and furniture owned or installed by Tenant solely at its expense in the Premises ("Tenant's Removable Property") shall remain the property of Tenant and may be removed by Tenant at any time prior to the expiration of this Lease, provided that Tenant, at its expense, shall repair any damage to the Building caused by such removal.

(c) Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic's or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Premises. Whenever and as often as any mechanic's lien shall have been filed against the Premises based upon any act or interest of Tenant or of anyone claiming through Tenant, Tenant shall forthwith take such actions by bonding, deposit or payment as will remove or satisfy the lien.

(d) All of the Tenant's alterations, additions and installation of furnishings shall be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations and not damage the Property or interfere with Building construction or operation and, except for installation of furnishings, shall be performed by qualified contractors or workmen first approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Installation and moving of furnishings, equipment and the like shall be performed only with labor compatible with that being employed by Landlord for work in or to the Building and not to employ or permit the use of any labor or otherwise take any action which might result in a labor dispute involving personnel providing services in the Building. Except for work by Landlord's general contractor, Tenant before its work is started shall: secure all licenses and permits necessary therefor and deliver copies thereof to Landlord; deliver to Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them; and cause each contractor to carry workmen's compensation insurance in statutory amounts covering all the contractor's and subcontractor's employees and comprehensive public liability insurance and property damage insurance with such limits as Landlord may reasonably require but in no event less than the Initial Public Liability Insurance specified in Section 1.3 of this Lease as the same may be

increased from time to time in accordance with the provisions of Article X of this Lease (all such insurance to be written in companies approved by Landlord and insuring Landlord, Manager and Tenant as well as the contractors), and to deliver to Landlord certificates of all such insurance. Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Property and immediately to discharge any such liens which may so attach and, at the request of Landlord to deliver to Landlord security satisfactory to Landlord against liens arising out of the furnishing of such labor and material. Upon completion of any work done on the Premises by Tenant, its agents, employees, or independent contractors, Tenant shall promptly deliver to Landlord (i) original lien releases and waivers executed by each contractor, subcontractor, supplier, materialmen, architect, engineer or other party which furnished labor, materials or other services in connection with such work and pursuant to which all liens, claims and other rights of such party with respect to labor, material or services furnished in connection with such work are unconditionally released and waived and (ii) copies of any certificate(s) of occupancy relating to the Premises issued by the City of Boston. Tenant shall pay within fourteen (14) days after being billed therefor by Landlord, as an additional charge hereunder, one hundred percent (100%) of any increase in real estate taxes on the Property not otherwise billed to Tenant which shall, at any time after commencement of the Term, result from any alteration, addition or improvement to the Premises made by or on behalf of Tenant (including Tenant's original installation and Tenant's subsequent alterations, additions, substitutions and improvements), whether done prior to or after the commencement of the Term of this Lease.

(e) In connection with the performance of any alterations, improvements, changes or additions to the Premises as contemplated by Article IV or Section 5.2 of this Lease, in the event that any such improvement, alteration, change or addition to the Premises to be performed by Tenant (the "Work") affects so-called "Base Building Systems" and to the extent that such Work is not performed by Landlord or a general contractor employed directly by Landlord, Tenant hereby agrees to use the services of a construction management firm designated by Landlord to oversee, coordinate and review all aspects of any such Work. The cost and expense of the services of such construction manager shall be borne by Tenant as an additional charge under this Lease.

ARTICLE VI

ASSIGNMENT AND SUBLETTING

6.1 PROHIBITION. (a) Tenant covenants and agrees that whether voluntarily, involuntarily, by operation of law or otherwise, neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred and that neither the Premises nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied, by anyone other than Tenant, or for any use or purpose other than a Permitted Use, or be sublet (which term, without limitation, shall include granting of concessions, licenses and the like) in whole or in

part, or be offered or advertised for assignment or subletting without, in each instance, Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall reimburse Landlord for all costs and expenses sustained or incurred by Landlord in connection with any request by Tenant for Landlord's consent to an assignment or subletting.

(b) The provisions of paragraph (a) of this Section shall apply to a transfer (by one or more transfers) of a majority of the stock or partnership interests, or other evidences of ownership of Tenant as if such transfer were an assignment of this Lease; but such provisions shall not apply to transactions with an entity into or with which Tenant is merged or consolidated or to which substantially all of Tenant's assets are transferred or to any entity which controls or is controlled by Tenant or is under common control with Tenant, provided that in any of such events (i) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of Tenant immediately prior to such merger, consolidation or transfer, (ii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least 10 days prior to the effective date of any such transaction, and (iii) the assignee agrees directly with Landlord, by written instrument in form satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment or subletting.

(c) If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may, at any time and from time to time, collect rent and other charges from the assignee, subtenant or occupant, and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy, collection or modification of any provisions of this Lease shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as a tenant or a release of the original named Tenant from the further performance by the original named Tenant hereunder. Notwithstanding the foregoing to the contrary, provided that no Default of Tenant exists under this Lease, Landlord and Tenant shall split any subleasing profits 50/50, after deducting Tenant's reasonable costs and expenses related to any such sublease. No assignment or subletting hereunder shall relieve Tenant from its obligations hereunder and Tenant shall remain fully and primarily liable therefor. No assignment or subletting, or occupancy shall affect Permitted Uses. Any subletting shall expire as of the day immediately preceding the date of expiration of the Term of this Lease.

(d) In connection with any request by Tenant for consent to assignment or subletting, Tenant shall first submit to Landlord in writing: (i) the name of the proposed assignee or subtenant, (ii) such information as to its financial responsibility and standing as Landlord may reasonably require, and (iii) all terms and provisions upon which the proposed assignment or subletting is to be made. Upon receipt from Tenant of such request and information, the Landlord shall have an option (sometimes hereinafter referred to as the "option" or "Take Back Option") to be exercised in writing within thirty (30) days after its receipt from Tenant of such request and information, if the request is to assign the Lease or to sublet all of the Premises, to cancel or terminate this Lease, or, if the request is to sublet fifty (50%) percent or more of the Premises only, to cancel and terminate this Lease with respect to such portion, in each case, as of the date set forth in Landlord's notice of exercise of such option, which shall be not less than sixty (60) nor more than one hundred twenty (120) days following the giving of such notice; in the event

Landlord shall exercise such option, Tenant shall surrender possession of the entire Premises, or the portion which is the subject of the option, as the case may be, on the date set forth in such notice in accordance with the provisions of this Lease relating to surrender of Premises at the expiration of the Term. If this Lease shall be cancelled as to a portion of the Premises only, Basic Rent and Escalation Charges shall thereafter be abated proportionately according to the ratio the number of square feet of the portion of the space surrendered bears to the size of the Premises. As additional rent, Tenant shall reimburse Landlord promptly for reasonable legal and other expenses incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting.

If Landlord shall not exercise its option pursuant to the foregoing provisions, Landlord will not unreasonably delay or withhold its consent to the assignment or subletting to the party referred to upon all the terms and provisions set forth in Tenant's notice to Landlord, provided that the terms and provisions of such assignment or subletting shall specifically make applicable to the assignee or sublessee all of the provisions of this Article VI of the Lease so that Landlord shall have against the assignee or sublessee all rights with respect to any further assignment or subletting which are set forth in Article VI of the Lease as amended hereby except that no such assignee or sublessee shall have any right to further assign or sublet the Premises. In any case where Landlord consents to an assignment of this Lease, Landlord shall be entitled to receive 100% of all amounts received by Tenant in connection with such assignment. Further, in any case where Landlord consents to an assignment or a subletting, Landlord shall be entitled to receive all "Subleasing Overages" (as said term is hereinafter defined). As used herein, the term "Subleasing Overages" shall mean, for each period in question, all amounts received by Tenant in excess of Basic Rent and Escalation Charges and other items of additional rent reserved under this Lease attributable to the space sublet (including, without limitation, all lump sum payments made in connection therewith).

Any such assignment or subletting shall nevertheless be subject to all the terms and provisions of Article VI and no assignment shall be binding upon Landlord or any of Landlord's mortgagees, unless Tenant shall deliver to Landlord an instrument in recordable form which contains a covenant of assumption by the assignee running to Landlord and all persons claiming by, through or under Landlord. The failure or refusal of the assignee to execute such instrument of assumption shall not release or discharge the assignee from its liability as Tenant hereunder. In addition, Tenant shall furnish to Landlord a conformed copy of any sublease effected under terms of this Article VI. In no event shall the Tenant hereunder be released from its liability under this Lease.

Landlord shall not be deemed unreasonable in refusing to approve a sublease wherein the rent is, in the reasonable judgment of Landlord, at rates which are below market for the Premises or Building or where such proposed subtenant is a tenant, subtenant or occupant of the Building.

ARTICLE VII

RESPONSIBILITY FOR REPAIRS AND CONDITIONS OF PREMISES; SERVICES TO BE FURNISHED BY LANDLORD

7.1 LANDLORD REPAIRS. (a) Except as otherwise provided in this Lease, Landlord agrees to keep in good order, condition and repair the roof, public areas, exterior walls (including exterior glass) and structure of the Building (including plumbing, mechanical and electrical systems installed by Landlord but excluding any systems installed specifically for Tenant's benefit or used exclusively by Tenant) and the HVAC system serving the Premises, all insofar as they affect the Premises, except that Landlord shall in no event be responsible to Tenant for the condition of glass in the Premises or for the doors (or related glass and finish work) leading to the Premises, or for any condition in the Premises or the Building caused by any act or neglect of Tenant, its agents, employees, invitees or contractors. Landlord shall not be responsible to make any improvements or repairs to the Building other than as expressly in this Section 7.1 provided, unless expressly provided otherwise in this Lease. All costs and expenses incurred by Landlord in performing its obligations under this Section 7.1 shall be included in Operating Expenses (as said term is hereafter defined).

(b) Landlord shall never be liable for any failure to make repairs which Landlord has undertaken to make under the provisions of this Section 7.1 or elsewhere in this Lease, unless Tenant has given notice to Landlord of the need to make such repairs, and Landlord has failed to commence to make such repairs within a reasonable time after receipt of such notice, or fails to proceed with reasonable diligence to complete such repairs.

(c) Any services which Landlord is required to furnish pursuant to the provisions of this Lease may, at Landlord's option be furnished from time to time, in whole or in part, by employees of Landlord or by the Manager of the Property or by one or more third persons. Landlord shall cause the paved portions of the Property to be kept reasonably free and clear of snow, ice and refuse and shall cause the landscaped areas of the Property to be maintained in a reasonably attractive appearance.

7.2 TENANT'S AGREEMENT. (a) Tenant will keep neat and clean and maintain in reasonably good order, condition and repair the Premises and every part thereof, excepting only those repairs for which Landlord is responsible under the terms of this Lease, reasonable wear and tear of the Premises, and damage by fire or other casualty and as a consequence of the exercise of the power of eminent domain; and shall surrender the Premises, at the end of the Term, in such condition, ordinary wear and tear and damage by fire or other casualty excepted. Without limitation, Tenant shall continually during the Term of this Lease maintain the Premises in accordance with all laws, codes and ordinances from time to time in effect and all directions, rules and regulations of the proper officers of governmental agencies having jurisdiction, and of the Boston Board of Fire Underwriters, and shall, at Tenant's own expense, obtain all permits, licenses and the like required by applicable law. Notwithstanding the foregoing or the provisions of Article XII, Tenant shall be responsible for the cost of repairs which may be necessary by reason of damage to the Building caused by any act or neglect of

Tenant or its agents, employees, contractors or invitees (including any damage by fire or any other casualty arising therefrom). Tenant shall be responsible for the payment of all charges (whether billed directly to Tenant by the applicable utility or submetered and billed to Tenant by Landlord) for electricity, HVAC and other utilities used or consumed in the Premises in accordance with the provisions of this Lease. Without limitation of the foregoing, Tenant shall not do or perform, and shall not permit its agents, servants, employees, contractors or invitees to do or perform any act or thing in or upon the Property which will invalidate or be in conflict with the certificate of occupancy for the Premises or the Building or violate any statute, law, rule, by-law or ordinance of any governmental entity having jurisdiction over the Property (the "Requirements"). Tenant shall, at Tenant's sole cost and expenses, take all action, including the making of any improvements or alterations necessary to comply with all Requirements (including, but not limited to the ADA, as modified and supplemented from time to time) which shall, with respect to the Premises or with respect to any abatement of nuisance, impose any violation, order or duty upon Landlord or Tenant arising from, or in connection with the Premises, Tenant's occupancy, use or manner of use of the Premises (including, without limitation, any occupancy, use or manner of use that constitutes a "place of public accommodation" under the ADA), or any installations, alterations, improvements or construction in the Premises, or required by reason of a breach of any of Tenant's covenants or agreements under this Lease, whether or not such Requirements shall now be in effect or hereafter enacted or issued.

(b) If repairs are required to be made by Tenant pursuant to the terms hereof, Landlord may demand that Tenant make the same forthwith, and if Tenant refuses or neglects to commence such repairs and complete the same with reasonable dispatch after such demand, Landlord may (but shall not be required to do so) make or cause such repairs to be made (the provisions of Section 14.18 being applicable to the costs thereof) and shall not be responsible to Tenant for any loss or damage that may accrue to Tenant's stock or business by reason thereof. Notwithstanding the foregoing, Landlord may elect to take action hereunder immediately and without notice to Tenant if Landlord reasonably believes an emergency to exist.

7.3 <u>FLOOR LOAD - HEAVY MACHINERY.</u> (a) Tenant shall not place a load upon any floor in the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight and position of all business machines and mechanical equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant's expense in settings sufficient, in Landlord's judgment, to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord's prior consent, which consent may include a requirement to provide insurance, naming Landlord as an insured, in such amounts as Landlord may deem reasonable.

(b) If such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger's License to do such work, and that all work in connection therewith shall comply with applicable laws and regulations. Any such moving shall be at the sole risk and hazard of Tenant, and Tenant will

exonerate, indemnity and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving.

7.4 BUILDING SERVICES. (a) Landlord shall also provide:

(i) Cold water (at temperatures supplied by the City of Boston) for drinking, lavatory and toilet purposes. If Tenant uses water for any purpose other than for ordinary lavatory and drinking purposes and thereby materially increases its water consumption, Landlord may assess a reasonable charge for the additional water so used, or install a water meter and thereby measure Tenant's water consumption for all purposes. In the latter event, Tenant shall pay the cost of the meter and the cost of installation thereof including, without limitation, any related charges incurred by Landlord in connection with providing and installing the same. Tenant, at Tenant's sole cost and expense, shall keep such meter and related equipment in good working order and repair. Tenant agrees to pay for water consumed, as shown on such meter, together with the sewer charge based on such meter charges, as and when bills are rendered, and in default in making such payment Landlord may pay such charges and collect the same from Tenant as an additional charge.

(ii) Access to the Premises twenty-four hours per day, subject to reasonable security restrictions and restrictions based on emergency conditions and all other applicable provisions of this Lease.

(iii) Cleaning Services described in Exhibit F as and to the extent required by Exhibit F.

(b) Landlord reserves the right to curtail, suspend, interrupt and/or stop the supply of water, sewage, electrical current, cleaning, and other services, and to curtail, suspend, interrupt and/or stop use of entrances and/or lobbies serving access to the Building, without thereby incurring any liability to Tenant, when necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the judgment of Landlord are necessary, or when prevented from supplying such services or use by strikes, lockouts, difficulty in obtaining materials, accidents or any other cause beyond Landlord's control, or by laws, orders or inability, by exercise of reasonable diligence, to obtain electricity, water, gas, steam, coal, oil or other suitable fuel or power. No diminution or abatement of rent or other compensation, nor any direct, indirect or consequential damages shall or will be claimed by Tenant as a result of, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of, any such interruption, curtailment, suspension or stoppage in the furnishing of the foregoing services or use, irrespective of the cause thereof. Failure or omission on the part of Landlord to furnish any of the foregoing services or use shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor to render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease.

7.5 ELECTRICITY. (a) Tenant acknowledges and agrees to the best of its knowledge that there is a separate electrical meter in the Premises for the purpose of measuring Tenant's use and consumption of electricity in the Premises. Tenant shall make direct payment to the utility provider for any costs and expenses related to the operation of lights and plugs in the Premises.

Landlord shall permit Landlord's existing wires, pipes, risers, conduits and other electrical equipment of Landlord to be used for the purpose of providing electrical service to the Premises. Tenant covenants and agrees that its electrical usage and consumption will not disproportionately "siphon off" electrical service necessary for other tenants of the Building and that its total connected load will not exceed the maximum load from time to time permitted by applicable governmental regulations nor the design criteria of the existing Building electrical capacity. Landlord shall not in any way be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur if, during the Term of this Lease, either the quantity or character of electric current is changed or electric current is no longer available or suitable for Tenant's requirements due to a factor or cause beyond Landlord's control. Tenant shall purchase and install all lamps, tubes, bulbs, starters and ballasts. As provided in this Section 7.5 and in Section 9.2(b) below, Tenant shall pay all charges for electricity, HVAC and other utilities used or consumed in the Premises.

(b) In order to insure that the foregoing requirements are not exceeded and to avert possible adverse affect on the Building's electrical system, Tenant shall not, without Landlord's prior consent, connect any fixtures, appliances or equipment to the Building's electrical distribution system which operates on a voltage in excess of 120 volts nominal. If Landlord shall consent to the connection of any such fixtures, appliances or equipment, all additional risers or other electrical facilities or equipment required therefor shall be provided by Landlord and the cost thereof shall be paid by Tenant upon Landlord's demand as Additional Rent. From time to time during the Term of this Lease, Landlord shall have the right to have an electrical consultant selected by Landlord make a survey of Tenant's electric usage, the result of which shall be conclusive and binding upon Landlord and Tenant. In the event that such survey shows that Tenant has exceeded the requirements set forth in paragraph (a), in addition to any other rights Landlord may have hereunder, Tenant shall, upon demand, reimburse Landlord for the costs of such survey.

7.6 INTERRUPTION OF ESSENTIAL SERVICES. Notwithstanding anything contained in this Lease (including Exhibit E) to the contrary, if (a) an interruption or curtailment, suspension or stoppage of an Essential Service (as said term is hereinafter defined) shall occur (any such interruption of an Essential Service being hereinafter referred to as a "Service Interruption"), and (b) such Service Interruption continues for more than five (5) Business Days after Landlord shall have received notice thereof from Tenant and (c) as a result of such Service Interruption, the conduct of Tenant's normal operations in the Premises are materially and adversely affected, then there shall be an abatement of one day's Basic Rent for each day during which such Service Interruption continues beyond such five (5) Business Day Period; provided, further, however, that if any part of the Premises is reasonably useable for Tenant's operations or if Tenant conducts all or any part of its operations in the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Basic Rent shall only be proportionate to the nature and extent of the interruption of Tenant's normal operations. The provisions of this Section 7.6 shall not be binding upon any (a) Mortgagee foreclosing a mortgage on the Property or taking a deed in lieu of foreclosure or (b) any purchaser at or upon foreclosure of a mortgage on the Property. For purposes hereof, the term "Essential Services" shall mean the following services: access to the Premises, telephone service, heating, air-conditioning, water, sewer, and electricity. Landlord, in exercising its rights under this Section 7.6, shall make reasonable efforts to minimize any interference with Tenant's business operations in the Premises. Any

abatement of Basic Rent under this paragraph shall apply only with respect to Basic Rent allocable to the period after each of the conditions set forth in subsections (a) through (c) hereof shall have been satisfied and only during such times as each of such conditions shall exist.

ARTICLE VIII

REAL ESTATE TAXES

8.1 PAYMENTS ON ACCOUNT OF REAL ESTATE TAXES. (a) For the purposes of this Article, the term "Tax Year" shall mean each twelve-month period commencing on the July 1 immediately preceding the Commencement Date and each twelve-month period thereafter commencing during the Term of this Lease; and the term "Taxes" shall mean all real estate taxes, special assessments and betterment assessments assessed with respect to the Property for any Tax Year.

(b) In the event that during any Tax Year, Taxes shall be greater than Base Taxes, Tenant shall pay to Landlord, as an Escalation Charge, an amount equal to (i) the excess of Taxes over Base Taxes for each Tax Year (or partial Tax Year) falling within the Term of this Lease, multiplied by (ii) the Escalation Factor, such amount to be apportioned for any fraction of a Tax Year in which the Commencement Date falls or the Term of this Lease ends.

(c) Estimated payments by Tenant on account of Taxes shall be made monthly and at the time and in the fashion herein provided for the payment of Basic Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the time real estate tax payments are due a sum equal to Tenant's required payments, as estimated by Landlord from time to time, on account of Taxes for the then current Tax Year. Promptly after receipt by Landlord of bills for such Taxes, Landlord shall advise Tenant of the amount thereof and the computation of Tenant's payment on account thereof. If estimated payments theretofore made by Tenant for the Tax Year covered by such bills exceed the required payments on account thereof for such Year, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant on account of Taxes (or refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments on account thereof for such Tax Year are greater than estimated payments theretofore made on account thereof for such Tax Year, Tenant shall make payment to Landlord within 30 days after being so advised by Landlord. Landlord shall have the same rights and remedies for the non-payment by Tenant of any payments due on account of Taxes as Landlord has hereunder for the failure of Tenant to pay Basic Rent. The obligations of Tenant pursuant to this Article VIII shall survive expiration or earlier termination of the Term of this Lease.

8.2 ABATEMENT. If Landlord shall receive any tax refund or reimbursement of Taxes or sum in lieu thereof with respect to any Tax Year which is not due to vacancies in the Building, then out of any balance remaining thereof after deducting Landlord's expenses reasonably incurred in obtaining such refund, Landlord shall, provided there does not then exist a Default of Tenant, credit an amount equal to such refund or reimbursement or sum in lieu thereof (exclusive of any interest) multiplied by the Escalation Factor against the obligations of Tenant next falling due under this Article VIII; provided, that in no event shall Tenant be entitled to

receive a credit equal to more than the payments made by Tenant on account of Taxes for such Year pursuant to paragraph (b) of Section 8.1 or to receive any payments or abatements of Basic Rent if Taxes for any Tax Year are less than Base Taxes or if Base Taxes are abated.

8.3 ALTERNATE TAXES. (a) If some method or type of taxation shall replace the current method of assessment of real estate taxes in whole or in part, or the type thereof, or if additional types of taxes are imposed upon the Property or Landlord relating to the Property, Tenant agrees that Tenant shall pay a proportionate share of the same as an additional charge computed in a fashion consistent with the method of computation herein provided, to the end that Tenant's share thereof shall be, to the maximum extent practicable, comparable to that which Tenant would bear under the foregoing provisions.

(b) If a tax (other than Federal or State net income tax) is assessed on account of the rents or other charges payable by Tenant to Landlord under this Lease, Tenant agrees to pay the same as an additional charge within ten (10) days after billing therefor, unless applicable law prohibits the payment of such tax by Tenant.

ARTICLE IX

OPERATING EXPENSES

9.1 DEFINITIONS. For the purposes of this Article, the following terms shall have the following respective meanings:

(i) Operating Year: Each calendar year in which any part of the Term of this Lease shall fall.

(ii) Operating Expenses: The aggregate costs or expenses reasonably incurred by Landlord with respect to the operation, administration, insuring, cleaning, repair, maintenance and management of the Property (but specifically excluding Utility Expenses) all as set forth in Exhibit E annexed hereto, provided that, if during any portion of the Operating Year for which Operating Expenses are being computed, less than all of Building Rentable Area was occupied by tenants or if Landlord is not supplying all tenants with the services being supplied hereunder, actual Operating Expenses incurred shall be reasonably extrapolated by Landlord on an item by item basis to the estimated Operating Expenses that would have been incurred if the Building were fully occupied for such Year and such services were being supplied to all tenants, and such extrapolated amount shall, for the purposes hereof, be deemed to be the Operating Expenses for such Year.

(iii) Utility Expenses: The aggregate costs or expenses reasonably incurred by Landlord with respect to supplying electricity (other than electricity supplied to those portions of the Building leased to tenants), oil, steam, gas, water and sewer and other utilities supplied to the Property and not paid for directly by tenants, provided that, if during any portion of the Operating Year for which Utility Expenses are being computed, less than all Building Rentable Area was occupied by tenants or if Landlord is not supplying all tenants with the utilities being

supplied hereunder, actual utility expenses incurred shall be reasonably extrapolated by Landlord on an item-by-item basis to the estimated Utility Expenses that would have been incurred if the Building were fully occupied for such Year and such utilities were being supplied to all tenants, and such extrapolated amount shall, for the purposes hereof, be deemed to be the Utility Expenses for such Year.

9.2 TENANT'S PAYMENTS. (a) In the event that during any Operating Year, Operating Expenses shall exceed Base Operating Expenses, Tenant shall pay to Landlord, as an Escalation Charge, an amount equal to (i) the excess of Operating Expenses over Base Operating Expenses for each Operating Year (or partial Operating Year) falling within the Term of this Lease multiplied by (ii) the Escalation Factor, such amount to be apportioned for any partial Operating Year in which the Commencement Date falls or the Term of this Lease ends.

(b) In the event that during any Operating Year, Utility Expenses shall exceed Base Utility Expenses, Tenant shall pay to Landlord, as an Escalation Charge, an amount equal to (i) the excess of Utility Expenses over Base Utility Expenses for each Operating Year (or partial Operating Year) falling within the Term of this Lease multiplied by (ii) the Escalation Factor, such amount to be apportioned for any partial Operating Year in which the Commencement Date falls or the Term of this Lease ends.

(c) Estimated payments by Tenant on account of Operating Expenses and Utility Expenses shall be made monthly and at the time and in the fashion herein provided for the payment of Basic Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the end of each Operating Year a sum equal to Tenant's required payments, as estimated by Landlord from time to time during each Operating Year, on account of Operating Expenses and Utility Expenses for such Operating Year. After the end of each Operating Year, Landlord shall submit to Tenant a reasonably detailed accounting of Operating Expenses and Utility Expenses for such Operating Year, and Landlord shall certify to the accuracy thereof. If estimated payments theretofore made for such Operating Year by Tenant exceed Tenant's required payment on account thereof for such Operating Year, according to such statement, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Operating Expenses and Utility Expenses (or refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord), but, if the required payments on account thereof for such Operating Year are greater than the estimated payments (if any) theretofore made on account thereof for such Operating Year, Tenant shall make payment to Landlord within thirty (30) days after being so advised by Landlord. Landlord shall have the same rights and remedies for the nonpayment by Tenant of any payments due on account of Operating Expenses and Utility Expenses as Landlord has hereunder for the failure of Tenant to pay Basic Rent. The obligations of Tenant under this Article IX shall survive expiration or earlier termination of the Term of this Lease.

ARTICLE X

INDEMNITY AND PUBLIC LIABILITY INSURANCE

10.1 TENANT'S INDEMNITY. To the maximum extent this agreement may be made effective according to law, Tenant agrees to defend, indemnify and save harmless Landlord and its officers, directors, shareholders, employees, contractors, servants, invitees, representatives and agents from and against all claims, loss, liability, costs and damages of whatever nature arising from any default by Tenant under this Lease and the following: (i) from any accident, injury, death or damage whatsoever to any person, or to the property of any person, occurring in or about the Premises; (ii) from any accident, injury, death or damage occurring outside of the Premises but on the Property, where such accident, damage or injury results or is claimed to have resulted from an act or omission on the part of Tenant or Tenant's agents, employees, invitees, independent contractors, or any other person acting under Tenant; or (iii) in connection with the conduct or management of the Premises or of any business therein, or any thing or work whatsoever done, or any condition created (other than by Landlord) in or about the Premises; and, in any case, occurring after the date of this Lease, until the end of the Term of this Lease, and thereafter so long as Tenant is in occupancy of the Premises. This indemnity and hold harmless agreement shall include indemnity against all costs, expenses and liabilities incurred in, or in connection with, any such claim or proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys' fees and costs at both the trial and appellate levels. The provisions of this Section 10.1 shall survive the expiration or any earlier termination of this Lease.

10.2 PUBLIC LIABILITY INSURANCE. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of any part of the Premises, a policy of general liability and property damage insurance (including broad form contractual liability, independent contractor's hazard and completed operations coverage) under which Landlord and Manager (and such other persons as are in privity of estate with Landlord as may be set out in notice from time to time) and Tenant are named as insureds, and under which the insurer agrees to defend, indemnify and hold Landlord, Manager, and those in privity of estate with Landlord, harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages set forth in Section 10.1. Each such policy shall be non-cancellable and non-amendable with respect to Landlord, Manager and Landlord's said designees without thirty (30) days' prior notice to Landlord and shall be in at least the amounts of the Initial Public Liability Insurance specified in Section 1.3 or such greater amounts as Landlord shall from time to time request, and a duplicate original or certificate thereof shall be delivered to Landlord.

10.3 TENANT'S RISK. To the maximum extent this agreement may be made effective according to law, Tenant agrees to use and occupy the Premises and to use such other portions of the Property as Tenant is herein given the right to use at Tenant's own risk; and Landlord shall have no responsibility or liability for any loss of or damage to Tenant's Removable Property or for any inconvenience, annoyance, interruption or injury to business arising from

Landlord's making any repairs or changes which Landlord is permitted by this Lease or required by law to make in or to any portion of the Premises or other sections of the Property, or in or to the fixtures, equipment or appurtenances thereof. Tenant shall carry "all-risk" property insurance on a "replacement cost" basis (including so-called improvements and betterments), and provide a waiver of subrogation as required in Section 14.20. The provisions of this Section 10.3 shall be applicable from and after the execution of this Lease and until the end of the Term of this Lease, and during such further period as Tenant may use or be in occupancy of any part of the Premises or of the Building.

10.4 INJURY CAUSED BY THIRD PARTIES. To the maximum extent this agreement may be made effective according to law, Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Property or otherwise. The provisions of this Section 10.4 shall survive the expiration or any earlier termination of this Lease.

ARTICLE XI

LANDLORD'S ACCESS TO PREMISES

11.1 LANDLORD'S RIGHTS. Landlord shall have the right to enter the Premises at all reasonable hours for the purpose of inspecting or making repairs to the same, and Landlord shall also have the right to make access available at all reasonable hours to prospective or existing mortgagees, purchasers or tenants of any part of the Property, all upon reasonable notice to Tenant, which the parties agree shall be twenty-four (24) hour prior telephonic notice except in the case of any emergency, accident or Force Majeure.

ARTICLE XII

FIRE, EMINENT DOMAIN, ETC.

12.1 ABATEMENT OF RENT. If the Premises shall be damaged by fire or casualty, Basic Rent and Escalation Charges payable by Tenant shall abate proportionately for the period in which, by reason of such damage, there is substantial interference with Tenant's use of the Premises, having regard to the extent to which Tenant may be required to discontinue Tenant's use of all or a portion of the Premises, but such abatement or reduction shall end if and when Landlord shall have substantially restored the Premises (excluding any alterations, additions or improvements made by Tenant pursuant to Section 5.2) to the condition in which they were prior to such damage. If the Premises shall be affected by any exercise of the power of eminent domain, Basic Rent and Escalation Charges payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant. In no event shall Landlord have any liability for damages to Tenant for inconvenience, annoyance, or interruption of business or other claims or causes of action arising from such fire, casualty or eminent domain.

12.2 LANDLORD'S RIGHT OF TERMINATION. If the Premises or the Building are substantially damaged by fire or casualty (the term "substantially damaged" meaning damage of such a character that the same cannot, in ordinary course, reasonably be expected to be repaired within one hundred twenty (120) days from the time the repair work would commence), or if any part of the Building is taken by any exercise of the right of eminent domain, then Landlord shall have the right to terminate this Lease (even if Landlord's entire interest in the Premises may have been divested) by giving notice of Landlord's election so to do within sixty (60) days after the occurrence of such casualty or the effective date of such taking, whereupon this Lease shall terminate thirty (30) days after the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

12.3 RESTORATION. If this Lease shall not be terminated pursuant to Section 12.2, Landlord shall thereafter use due diligence to restore the Premises (excluding any alterations, additions or improvements made by Tenant) to proper condition for Tenant's use and occupation, provided that Landlord's obligation shall be limited to the amount of insurance proceeds available therefor. If, for any reason, such restoration shall not be substantially completed within three (3) months after the expiration of the 90-day period referred to in Section 12.2 (which three (3) month period may be extended for such periods of time as Landlord is prevented from proceeding with or completing such restoration for any cause beyond Landlord's reasonable control), Tenant shall have the right to terminate this Lease by giving notice to Landlord thereof within thirty (30) days after the expiration of such period (as so extended). Upon the giving of such notice, this Lease shall cease and come to an end without further liability or obligation on the part of either party unless, within such 30-day period, Landlord substantially completes such restoration. Such right of termination shall be Tenant's sole and exclusive remedy at law or in equity for Landlord's failure so to complete such restoration.

12.4 AWARD. Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Property and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of such taking, damage or destruction, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation. Nothing contained herein shall be construed to prevent Tenant from, at its sole cost and expense, prosecuting a separate condemnation proceeding with respect to a claim for the value of any of Tenant's Removable Property installed in the Premises by Tenant at Tenant's expense and for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE XIII

DEFAULT

13.1 TENANT'S DEFAULT. (a) If at any time subsequent to the date of this Lease any one or more of the following events (herein referred to as a "Default of Tenant") shall happen:

(i) Tenant shall fail to pay the Basic Rent, Escalation Charges or other sums payable as additional charges hereunder within five (5) days after the date when due; or

(ii) Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant's part to be performed or observed, or Tenant shall desert or abandon the Premises or the Premises shall become, or appear to have become vacant (regardless of whether the keys shall have been surrendered or the rent and all other sums due shall have been paid) and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity, provided, however, in no event shall such cure period exceed ninety (90) days unless Tenant is diligently and continuously prosecuting such remedy to completion within said ninety (90) day period; further, provided, however, if Tenant vacates all or any portion of the Premises, Tenant's vacancy shall not constitute a default hereunder provided that Tenant shall continue to pay Basic Rent, Escalation Charges and other sums payable as additional charges hereunder when due; or; or

(iii) Tenant's leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(iv) Tenant shall make an assignment for the benefit of creditors or shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(v) A petition shall be filed against Tenant in bankruptcy or under any other law seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any debtor in possession (whether or not Tenant) trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive); or

(vi) If an event of the type described in clauses (i) or (ii) above shall occur and if either (a) Tenant shall cure such default within the applicable grace period or (b) Landlord shall, in its sole discretion , permit Tenant to cure such default after the applicable grace period has expired, and an event which would constitute a similar default if not cured within the applicable grace period shall occur (without regard to any notice or opportunity to cure) more than once within the next 365 days, whether or not such event is cured within the applicable grace period;

then in any such case (1) if such Default of Tenant shall occur prior to the Commencement Date, this Lease shall ipso facto, and without further act on the part of Landlord, terminate, and (2) if such Default of Tenant shall occur after the Commencement Date, Landlord may terminate this Lease by notice to Tenant, and thereupon this Lease shall come to an end as fully and completely as if such date were the date herein originally fixed for the expiration of the Term of this Lease, and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

(b) If this Lease shall be terminated as provided in this Article, or if any execution or attachment shall be issued against Tenant or any of Tenant's property whereupon the Premises shall be taken or occupied by someone other than Tenant, then Landlord may, without notice, re-enter the Premises, either by force, summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

(c) In the event of any termination, Tenant shall pay the Basic Rent, Escalation Charges and other sums payable hereunder up to the time of such termination, and thereafter Tenant, until the end of what would have been the Term of this Lease in the absence of such termination, and whether or not the Premises shall have been relet, shall be liable to Landlord for, and shall pay to Landlord, as liquidated current damages, the Basic Rent, Escalation Charges and other sums which would be payable hereunder if such termination had not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys' fees, advertising, expenses of employees, alteration costs and expenses of preparation for such reletting. Tenant shall pay such current damages to Landlord monthly on the days which the Basic Rent would have been payable hereunder if this Lease had not been terminated.

(d) At any time after such termination, whether or not Landlord shall have collected any such current damages, as liquidated final damages and in lieu of all such current damages beyond the date of such demand, at Landlord's election Tenant shall pay to Landlord an amount equal to the excess, if any, of the Basic Rent, Escalation Charges and other sums as hereinbefore provided which would be payable hereunder from the date of such demand (assuming that, for the purposes of this paragraph, annual payments by Tenant on account of Taxes, Utility Expenses and Operating Expenses would be the same as the payments required for the immediately preceding Operating or Tax Year) for what would be the then unexpired Term of this Lease if the same had remained in effect, over the then fair net rental value of the Premises for the same period.

(e) In the case of any Default of Tenant, re-entry, expiration and dispossession by summary proceeding or otherwise, Landlord may (i) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord's option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to re-let the same and (ii) may make such reasonable alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers

advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under such re-letting. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

(f) Tenant further agrees that Landlord may file suit from time to time to recover any sums due under the terms of this Lease and that no recovery of any portion due Landlord hereunder shall be a defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord. Reletting the Premises shall not be construed as an election on the part of Landlord to terminate this Lease, and notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach, whereupon the foregoing provisions with respect to termination shall apply. Nothing herein shall be deemed to require Landlord to await the date whereon this Lease or the Term hereof would have expired by limitation had there been no such default by Tenant, or no such termination, as the case may be.

(g) If a Guarantor of this Lease is named in Section 1.2, the happening of any of the events described in paragraphs (a)(iv) or (a)(v) of this Section 13.1 with respect to the Guarantor shall constitute a Default of Tenant hereunder.

(h) The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled to lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

(i) All costs and expenses incurred by or on behalf of Landlord (including, without limitation, attorneys' fees and expenses) in enforcing its rights hereunder or occasioned by any Default of Tenant shall be paid by Tenant.

13.2 LANDLORD'S DEFAULT. Landlord shall in no event be in default of the performance of any of Landlord's obligations hereunder unless and until Landlord shall have unreasonably failed to perform such obligation within a period of time reasonably required to correct any such default, after notice by Tenant to Landlord specifying wherein Landlord has failed to perform any such obligations.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1 EXTRA HAZARDOUS USE. Tenant covenants and agrees that Tenant will not do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate of property or liability insurance on the Premises or of the

Building above the standard rate applicable to premises being occupied for Permitted Uses; and Tenant further agrees that, in the event that Tenant shall do any of the foregoing, Tenant will promptly pay to Landlord, on demand, any such increase resulting therefrom, which shall be due and payable as an additional charge hereunder.

14.2 WAIVER. (a) Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of the other's rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord's or Tenant's consent or approval to or of any subsequent similar act by the other.

(b) No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account of the earliest installment of any payment due from Tenant under the provisions hereof. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

14.3 COVENANT OF QUIET ENJOYMENT. Tenant, subject to the terms and provisions of this Lease, on payment of the Basic Rent and Escalation Charges and observing, keeping and performing all of the other terms and provisions of this Lease on Tenant's part to be observed, kept and performed, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the term hereof, without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied.

14.4 LANDLORD'S LIABILITY. (a) Tenant acknowledges and agrees that Landlord's liability shall be limited to Landlord's equity interest in the Property without recourse to any other assets of Landlord. Tenant specifically agrees to look solely to Landlord's then interest in the Property at the time owned, for recovery of any judgment from Landlord and not to any other assets of Landlord; it being specifically agreed that neither Landlord (original or successor) nor any of its assigns, agents, servants, employees, directors, shareholders, officers, trustees and beneficiaries shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord's successors in interest, or to take any action not involving the personal liability of Landlord (original or successor) to respond in monetary damages from Landlord's assets other than Landlord's equity interest in the Property.

(b) With respect to any services or utilities to be furnished by Landlord to Tenant, Landlord shall in no event be liable for failure to furnish the same when prevented from doing so by Force Majeure, strike, lockout, breakdown, accident, order or regulation of or by any

governmental authority, or failure of supply, or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services, or because of war or other emergency, or for any cause beyond Landlord's reasonable control, or for any cause due to any act or neglect of Tenant or Tenant's servants, agents, employees, licensees or any person claiming by, through or under Tenant; nor shall any such failure give rise to any claim in Tenant's favor that Tenant has been evicted, either constructively or actually, partially or wholly.

(c) In no event shall Landlord ever be liable to Tenant for any loss of business or any other indirect or consequential damages suffered by Tenant from whatever cause.

(d) With respect to any repairs or restoration which are required or permitted to be made by Landlord, the same may be made during normal business hours and Landlord shall have no liability for damages to Tenant for inconvenience, annoyance or interruption of business arising therefrom, except as expressly provided in Section 7.6 of this Lease.

14.5 NOTICE TO MORTGAGEE OR GROUND LESSOR. After receiving notice from any person, firm or other entity that it holds a mortgage or a ground lease which includes the Premises, no notice from Tenant to Landlord alleging any default by Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor (provided Tenant shall have been furnished in writing with the name and complete mailing address of such holder or ground lessor), and the curing of any of Landlord's defaults by such holder or ground lessor shall be treated as performance by Landlord.

14.6 ASSIGNMENT OF RENTS AND TRANSFER OF TITLE. (a) With reference to any assignment by Landlord of Landlord's interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and that, except as aforesaid, such holder shall be treated as having assumed Landlord's obligations hereunder only upon foreclosure of such holder's mortgage and the taking of possession of the Premises.

(b) In no event shall the acquisition of Landlord's interest in the Property by a purchaser which, simultaneously therewith, leases Landlord's entire interest in the Property back to the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord's obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord's obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord's position shall have been assumed by such purchaser-lessor.

(c) Except as provided in paragraph (b) of this Section, in the event of any transfer of title to the Property by Landlord, Landlord shall thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder except such as may have already accrued and unsatisfied prior to such transfer of title.

14.7 RULES AND REGULATIONS. Tenant shall abide by rules and regulations set forth in Exhibit C attached hereto and those rules and regulations from time to time established by Landlord, it being agreed that such rules and regulations will be established and applied by Landlord in a non-discriminatory fashion, such that all rules and regulations shall be generally applicable to other tenants of the Building of similar nature to the Tenant named herein. Landlord agrees to use reasonable efforts to insure that any such rules and regulations are uniformly enforced, but Landlord shall not be liable to Tenant for violation of the same by any other tenant or occupant of the Building, or persons having business with them. In the event that there shall be any conflict between such rules and regulations and the provisions of this Lease, the provisions of this Lease shall control.

14.8 ADDITIONAL CHARGES. If Tenant shall fail to pay when due any sums under this Lease designated or payable as an additional charge, Landlord shall have the same rights and remedies as Landlord has hereunder for failure to pay Basic Rent.

14.9 INVALIDITY OF PARTICULAR PROVISIONS. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by Law.

14.10 PROVISIONS BINDING, ETC. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may later give consent to a particular assignment as required by those provisions of Article VI hereof.

14.11 RECORDING. Tenant agrees not to record this Lease, but each party hereto agrees, on the request of the other, to execute a so-called notice of lease in form recordable and complying with applicable law and reasonably satisfactory to Landlord's attorneys. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

14.12 NOTICES. Whenever, by the terms of this Lease, notices, consents or approvals shall or may by given either to Landlord or to Tenant, such notices, consents or approvals shall be in writing and shall be sent by (i) nationally recognized overnight delivery service with signature required on delivery or (ii) registered or certified mail, return receipt requested, postage prepaid:

If intended for Landlord, addressed to Landlord at:

Landlord's Original Address

(or to such other address as may from time to time hereafter be designated by Landlord by like notice).

with a copy to:
Essex River Management, Inc.
c/o Essex River Ventures, Inc.
225 Friend Street - 7th Floor
Boston, Massachusetts 02114

If intended for Tenant, addressed to Tenant at Tenant's Original Address until the Commencement Date and thereafter to the Premises (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice.)

All such notices shall be effective when delivered if sent by overnight courier and if by US Mail when deposited in the United States Mail within the Continental United States, provided that the same are received in ordinary course at the address to which the same were sent.

14.13 WHEN LEASE BECOMES BINDING. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and this Lease expressly supersedes any proposals or other written documents relating hereto. This Lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

14.14 PARAGRAPH HEADINGS. The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction, or meaning of the provisions of this Lease.

14.15 RIGHTS OF MORTGAGEE OR GROUND LESSOR. This Lease shall be subordinate to any mortgage or ground lease from time to time encumbering the Premises, whether executed and delivered prior to or subsequent to the date of this Lease, if the holder of such mortgage or ground lease shall so elect. If this Lease is subordinate to any mortgage or ground lease and the holder thereof (or successor) shall succeed to the interest of Landlord, at the election of such holder (or successor) Tenant shall attorn to such holder and this Lease shall continue in full force and effect between such holder (or successor) and Tenant. Tenant agrees to execute such instruments of subordination or attornment in confirmation of the foregoing agreement as such holder may request, and Tenant hereby appoints such holder as Tenant's attorney-in-fact to execute such subordination or attornment agreement upon default of Tenant in complying with such holder's request. Landlord shall use commercially reasonable efforts to obtain from

Landlord's mortgagee a Subordination, Non-Disturbance and Attornment Agreement in form and substance satisfactory to Landlord's mortgagee. "Commercially reasonable efforts" shall not require Landlord to pay any money.

14.16 ESTOPPEL CERTIFICATE. Recognizing that both parties may find it necessary to establish to third parties, such as accountants, banks, mortgagees, ground lessors, or the like, the then current status of performance hereunder, either party, within fifteen (15) days following any written request of the other made from time to time, will promptly furnish to Landlord, or the holder of any mortgage or ground lease encumbering the Premises, or to Tenant, as the case may be, a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgment that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease. Tenant's failure to deliver such statement to Landlord and/or any prospective mortgagee or purchaser designated by Landlord within such time (x) shall be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in the Landlord's performance and (iii) that no more than one (1) month's rental has been paid in advance and (y) at Landlord's election, five (5) business days following notice of such election, shall constitute a Default of Tenant hereunder.

14.17 SECURITY DEPOSIT. Concurrently with the execution and delivery of this Lease, Tenant shall deposit the Security Deposit specified in Section 1.2 hereof with Landlord. Landlord shall hold the same as security for the performance by Tenant of all obligations on the part of Tenant hereunder. Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to apply such deposit, or any part thereof, to Landlord's damages arising from, or to cure, any Default of Tenant. If Landlord shall so apply any or all of such deposit, Tenant shall immediately deposit with Landlord the amount so applied to be held as security hereunder. There then existing no Default of Tenant, Landlord shall return the deposit, or so much thereof as shall theretofore not been applied in accordance with the terms of this Section 14.17, to Tenant on the date which is the last to occur of (i) the date which is thirty (30) days after the last day of the Term of this Lease or (ii) the date which is thirty (30) days after the date of delivery of the entire Premises to Landlord in accordance with the terms of this Lease or (iii) the date which is thirty (30) days after the last of Tenant's monetary obligations to Landlord under this Lease have been paid and satisfied in full. While Landlord holds such deposit, Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord's other funds. If Landlord conveys Landlord's interest under this Lease, the deposit, or any part thereof not previously applied, may be turned over by Landlord to Landlord's grantee, and, if so turned over, Tenant agrees to look solely to such grantee for proper application of the deposit in accordance with the terms of this Section 14.17, and the return thereof in accordance therewith. The holder of a mortgage shall not be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder.

14.18 REMEDYING DEFAULTS. Landlord shall have the right, but shall not be required, to pay such sums or to do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to perform any of the provisions of this Lease, and in the event of the exercise of such right by Landlord, Tenant

agrees to pay to Landlord forthwith upon demand all such sums, together with interest thereon at a rate equal to 3% over the prime rate in effect from time to time at Bank of America or such other banking institution in Boston, MA as designated from time to time by Landlord (but in no event greater than the maximum rate of interest permitted by law), as an additional charge.

14.19 HOLDING OVER. Any holding over by Tenant after the expiration or earlier termination of the Term of this Lease shall be treated as a daily tenancy at sufferance at a rate equal to the then fair rental value of the Premises but in no event less than two (2) times the sum of (i) Basic Rent and (ii) Escalation Charges in effect on the expiration or termination date. Tenant shall also pay to Landlord all damages, direct and/or indirect (including any loss of a tenant or rental income), sustained by reason of any such holding over. Otherwise, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable.

14.20 WAIVER OF SUBROGATION. Insofar as, and to the extent that, the following provision shall not make it impossible to secure insurance coverage obtainable from responsible insurance companies doing business in the locality in which the Property is located (even though extra premium may result therefrom) Landlord and Tenant mutually agree that any property damage insurance carried by either shall provide for the waiver by the insurance carrier of any right of subrogation against the other, and they further mutually agree that, with respect to any damage to property, the loss from which is covered by insurance then being carried by them, respectively, the one carrying such insurance and suffering such loss releases the other of and from any and all claims with respect to such loss to the extent of the insurance proceeds paid with respect thereto.

14.21 SURRENDER OF PREMISES. Upon the expiration or earlier termination of the Term of this Lease, Tenant shall peaceably quit and surrender to Landlord the Premises in neat and clean condition and in substantially the same condition as of the Commencement Date, reasonable wear and tear excepted, together with all alterations, additions and improvements which may have been made or installed in, on or to the Premises prior to or during the Term of this Lease, excepting only ordinary wear and use and damage by fire or other casualty for which, under other provisions of this Lease, Tenant has no responsibility of repair and restoration. Tenant shall remove all of Tenant's Removable Property and, to the extent specified by Landlord, all alterations and additions made by Tenant and all partitions wholly within the Premises; and shall repair any damage to the Premises or the Building caused by such removal. Any Tenant's Removable Property which shall remain in the Building or on the Premises after the expiration or termination of the Term of this Lease shall be deemed conclusively to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit, at Tenant's sole cost and expense.

14.22 INTENTIONALLY DELETED.

14.23 BROKERAGE. Tenant warrants and represents that Tenant has dealt with no broker in connection with the consummation of this Lease and, in the event of any brokerage claims against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify Landlord against any such claim.

14.24 SPECIAL TAXATION PROVISIONS. Landlord shall have the right at any time and from time to time, to unilaterally amend the provisions of this Lease if Landlord is advised by its Counsel that all or any portion of the monies paid by Tenant to Landlord hereunder are, or may be deemed to be, unrelated business income within the meaning of the United States Internal Revenue Code, or any regulation issued thereunder, and Tenant agrees that it will execute all documents or instruments necessary to effect such amendment or amendments, provided that no such amendment shall result in Tenant having to pay in the aggregate more money on account of its occupancy of the demised premises under the provisions of this Lease as so amended and provided further, that no such amendment or amendments shall result in Tenant receiving under the provisions of this Lease less services than it is entitled to receive nor services of a lesser quality. Anything contained in the foregoing provisions of this Lease (including, without limitation, Article VI hereof) to the contrary notwithstanding, neither Tenant nor any other person having an interest in the possession, use, occupancy or utilization of the Premises, shall enter into any lease, sublease, license, concession or other agreement for use, occupancy, utilization of space in the Premises which provides for rental or other payment for such use, occupancy or utilization of space, in whole or in part, on the net income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentage of receipts for sales) and any such recorded lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

14.25 HAZARDOUS MATERIALS. Tenant shall not (either with or without negligence) cause or permit the escape, disposal, release or threat of release of any biologically or chemically active or other Hazardous Materials (as said term is hereafter defined) on, in, upon or under the Property or the Premises. Tenant shall not allow the generation, storage, use or disposal of such Hazardous Materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the generation, storage, use and disposal of such Hazardous Materials, nor allow to be brought into the Property any such Hazardous Materials except for use in the ordinary course of Tenant's business, and then only after written notice is given to Landlord of the identity of such Hazardous Materials. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of Hazardous Materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges but only if a release of Hazardous Materials is found to have occurred at the Premises, the Building or the Property during Tenant's occupancy as the result of the acts or omissions of Tenant or its agents, employees, contractors or invitees. In addition, Tenant shall execute affidavits, representations and the like, from time to time, at Landlord's request concerning Tenant's best knowledge and belief regarding the presence of Hazardous Materials on the Premises.

The Tenant shall, at its own expense, remove, clean up, remedy and dispose of (in compliance with all applicable laws, rules and regulations) all Hazardous Materials generated or released by the Tenant or its officers, directors, employees, contractors, servants, invitees, agents or any other person acting under Tenant during the term of this Lease (or during such term as the Tenant is in occupancy or possession of any part of the Premises, the Building or the Property) at or from the Premises, the Building or the Property in compliance with all Environmental Laws (as said term is hereafter defined) and further, shall remove, clean up,

remedy and dispose of all Hazardous Materials located at, upon, under, within or in the Premises, the Building or the Property generated by or resulting from its operations, activities or processes during the term of this Lease (or such other periods of time as the Tenant may be in occupancy or in possession of the Premises or any portion of the Property or Building), in compliance with all Environmental Laws. In performing its obligations hereunder, the Tenant shall use best efforts to avoid interference with the use and enjoyment of the Building and the Property by other tenants and occupants thereof. The provisions hereof shall survive expiration or termination of this Lease.

The Tenant shall indemnify, defend and save harmless the Landlord and its officers, directors, shareholders, employees, contractors, servants, invitees, representatives and agents from and against all loss, costs, damages, claims, proceedings, demands, liabilities, penalties, fines and expenses, including without limitation, reasonable fees and costs for attorneys' fees, consultants' fees, litigation costs and clean-up costs asserted against or incurred by the Landlord, its officers, directors, shareholders, employees, contractors, servants, invitees representatives or agents at any time by reason of or arising out of (i) any release or threat of release of any Hazardous Materials at, in, upon, under or from the Premises, the Building or the Property where such release or threat of release is the result of the acts or omissions of the Tenant or its agents, servants, employees, contractors or invitees, or (ii) any violation or alleged violation of any Environmental Laws governing Hazardous Materials where such violation or alleged violation is the result of the acts or omissions of the Tenant or its agents, servants, employees, contractors, invitees, or any other person acting under Tenant. The indemnities set forth in this Section shall survive expiration or termination of this Lease.

In addition to the requirements set forth above, the Tenant shall, within ten (10) days of receipt, provide to the Landlord copies of any inspection or other reports, correspondence, documentation, orders, citations, notices, directives, or suits from or by any governmental authority or insurer regarding non-compliance with or potential or actual violation of Environmental Laws. The Landlord hereby expressly reserves the right to enter the Premises and all other portions of the Building and the Property in order to perform inspections and testing of the air, soil and groundwater for the presence or existence of Hazardous Materials.

As used herein, the term "Hazardous Materials" shall mean and include, without limitation, any material or substance which is (i) petroleum, (ii) asbestos, (iii) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. SS 1251 et seq. (33 U.S.C. SS 1321) or listed in SS 307 of the Federal Water Pollution Control Act (33 U.S.C. SS 1317), (iv) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. SS 6901 et seq. (42 U.S.C. SS 6903), (v) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. SS 9601 et seq. (42 U.S.C. SS 9601), as amended and regulations promulgated thereunder, or (vi) defined as "oil" or a "hazardous waste", a "hazardous substance", a "hazardous material" or a "toxic material" under any other law, rule or regulation applicable to the Property, including, without limitation, Chapter 21E of the Massachusetts General Laws, as amended and the regulations promulgated thereunder. As used herein, the term "Environmental Laws" shall mean, without limitation, each and every law, rule, order, statute or regulation described above in this Section, together with (i) any amendments thereto, or regulations promulgated thereunder and (ii) any other laws

pertaining to the protection of the environment or governing the use, release, storage, generation or disposal of Hazardous Materials, whether now existing or hereafter enacted or promulgated.

14.26 GOVERNING LAW. This Lease shall be governed exclusively by the provisions hereof and by the laws of the Commonwealth of Massachusetts, as the same may from time to time exist.

14.27 INDEPENDENT COVENANT. Tenant acknowledges and agrees that its covenant to pay Basic Rent, Escalation Charges and other sums payable as additional charges hereunder and to observe, perform and comply with any other obligations of Tenant hereunder is independent of Landlord's obligation to act or refrain from acting hereunder, and that in the event that Tenant shall have a claim against Landlord, Tenant shall not have the right to deduct the amount allegedly owed to Tenant from any Basic Rent, Escalation Charges or other sums payable as additional charges due hereunder, it being understood that Tenant's sole remedy for recovering upon such claim shall be to bring an independent legal action against Landlord.

14.28 SURVIVAL PROVISION. It is expressly understood and agreed that any indemnification by Tenant contained in this Lease shall survive any expiration or earlier termination of this Lease.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed, under seal, by persons hereunto duly authorized, in multiple copies, each to be considered an original hereof, as of the date first set forth above.

TENANT:

ZOOM TELEPHONICS, INC.

By: ________________________

Its: ________________________

LANDLORD:

ESSEX RIVER VENTURES, INC.

By: ________________________

Its: ________________________

ERV0002/4

<u>EXHIBIT A</u>

PLAN SHOWING PREMISES

<u>EXHIBIT B</u>

INTENTIONALLY OMITTED

EXHIBIT C

RULES AND REGULATIONS

1. The sidewalks, paved and/or landscaped areas shall not be obstructed or encumbered by Tenant or used for any purpose other than ingress and egress to and from the demised premises.

2. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the demised premises or Building so as to be visible from outside the demised premises without the prior written consent of Landlord, which will not be unreasonably withheld or delayed. In the event of any violation of this paragraph, Landlord may remove same without any liability, and may charge the expense incurred in such removal to Tenant, as additional rent.

3. No awnings, curtains, blinds, shades, screens or other projections shall be attached to or hung in, or used in connection with, any window of the demised premises or any outside wall of the Building without the prior written consent of Landlord, which will not be unreasonably withheld or delayed so long as said awning or other item conforms to similar items installed in or upon other portions of the Building. Such awnings, curtains, blinds, shades, screens or other projections must be of a quality, type, design and color, and attached in the manner, approved by Landlord. If any portion of the demised premises which is not used for office purposes shall have windows, such windows shall be equipped with curtains, blinds or shades approved by Landlord, and said curtains, blinds or shades shall be kept closed at all times.

4. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed, and no sweepings, rubbish, rags, acids, chemicals, process water, cooling water or like substances shall be deposited therein. Said plumbing fixtures and the plumbing system of the Building shall be used only for discharge of so-called sanitary waste. All damage resulting from any misuse of said fixtures and/or plumbing system by Tenant or anyone claiming under Tenant shall be borne by Tenant.

5. Tenant must, upon the termination of its tenancy, return to Landlord all locks, cylinders and keys to the demised premises and any offices therein.

6. Intentionally Deleted.

7. Tenant shall, at Tenant's expense, provide artificial light and electric current for the employees of Landlord and/or Landlord's contractors while making repairs or alterations in the demised premises.

8. Tenant shall not make, or permit to be made, any unseemly or disturbing odors or noises or disturb or interfere with occupants of the Building or those having business with them, whether by use of any musical instrument, radio, machine, or in any other way.

9. Canvassing, soliciting, and peddling in the Building are prohibited and Tenant shall cooperate to prevent the same.

10. Tenant shall keep the demised premises free at all time of pests, rodents and other vermin, and Tenant shall keep all trash and rubbish stored in containers of a type approved by Landlord, such containers to be kept at locations designated by Landlord. Tenant shall cause such containers to be emptied whenever necessary to prevent them from overflowing or from producing any objectionable odors.

11. Landlord reserves the right to rescind, alter, waive and/or establish any reasonable rules and regulations of uniform application to all tenants which, in its judgment, are necessary, desirable or proper for its best interests and the best interests of the occupants of the Building.

12. The access roads, driveways, entrances and exits shall not be obstructed or encumbered by Tenant or used for any purpose other than ingress and egress.

EXHIBIT D

INTENTIONALLY OMITTED

EXHIBIT E

(ITEMS INCLUDED IN UTILITY EXPENSES AND OPERATING EXPENSES)

A. Without limitation, Utility Expenses shall include:

Costs for electricity, fuel, oil, gas, steam, water and sewer use charges and other utilities supplied to the Property and not paid for directly by tenants. Utility Expenses shall not include Tenant's charges for electricity used or consumed in the Premises, which charges are paid directly by Tenant to the utility provider.

B. Without limitation, Operating Expenses shall include:

1. All expenses incurred by Landlord or Landlord's representatives which shall be directly related to employment of personnel, including amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and similar taxes, workmen's compensation insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, uniforms and working clothes and the cleaning thereof, and expenses imposed on Landlord or Landlord's agents in connection with the operation, repair, maintenance, cleaning, management and protection of the Property, and its mechanical systems including, without limitation, day and night supervisors, property manager, accountants, bookkeepers, janitors, carpenters, engineers, mechanics, electricians and plumbers and personnel engaged in supervision of any of the persons mentioned above: provided that, if any such employee is also employed on other property of Landlord, such compensation shall be suitably allocated by Landlord among the Property and such other properties.

2. The cost of services, materials and supplies furnished or used in the operation, repair, maintenance, cleaning, management and protection of the Property including, without limitation, fees and assessments, if any, imposed upon Landlord, or charged to the Property, by any governmental agency or authority or other duly authorized private or public entity on account of public safety services, transit, housing, police, fire, sanitation or other services or purported benefits.

3. The cost of replacements for tools and other similar equipment used in the repair, maintenance, cleaning and protection of the Property, provided that, in the case of any such equipment used jointly on other property of Landlord, such costs shall be allocated by Landlord among the Property and such other properties.

4. Premiums for insurance against damage or loss to the Building from such hazards as shall from time to time be generally required by institutional mortgagees in the Boston area for similar properties, including, but not by way of limitation, insurance covering loss of rent attributable to any such hazards, and public liability insurance.

5. Where the Property is managed by Landlord or an affiliate of Landlord, a sum equal to the amounts customarily charged by management firms in the Boston area for similar properties, but in no event more than six percent (6%) of gross annual income derived from the

Property, whether or not actually paid, or where managed by other than Landlord or an affiliate thereof, the amounts accrued for management, together with, in either case, amounts accrued for legal and other professional fees relating to the Property, but excluding such fees and commissions paid in connection with services rendered for securing or renewing leases and for matters not related to the normal administration and operation of the Building.

6. If, during the Term of this Lease, Landlord shall make a capital expenditure, the total cost of which is not properly includable in Operating Expenses for the Operating Year in which it was made, there shall nevertheless be included in such Operating Expenses for the Operating Year in which it was made and in Operating Expenses for each succeeding Operating Year, an annual charge-off of such capital expenditure. The annual charge-off shall be determined by dividing the original capital expenditure plus an interest factor, reasonably determined by Landlord, as being the interest rate then being charged for long-term mortgages, by institutional lenders on like properties within the locality in which the Building is located, by the number of years of useful life of the capital expenditure, and the useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of making such expenditure.

7. Betterment assessments provided the same are apportioned equally over the longest period permitted by law.

8. Amounts paid to independent contractors for services, materials and supplies furnished for the operation, repair, maintenance, cleaning and protection of the Property.

EXHIBIT F

(Cleaning Specifications)

A. Premises

Daily on Business Days except Saturdays, Sundays and those certain holidays specified in the definition of "Business Days" in the Lease:

1. Empty all waste receptacles and ash trays and remove waste material from the Premises.

2. Sweep and dust mop all uncarpeted areas using a dust-treated mop.

3. Vacuum all rugs and carpeted areas.

4. Hand dust and wipe clean with treated cloths all horizontal surfaces including furniture, office equipment, window sills, door ledges, chair rails and counter tops, within normal reach.

5. Wash clean all water fountains.

6. Upon completion of cleaning, all lights will be turned off and doors locked, leaving the Premises in an orderly condition.

Quarterly:

Render high dusting not reached in daily cleaning to include:

1. Dusting all pictures, frames, charts, graphs and similar wall hangings.

2. Dusting all vertical surfaces, such as walls, partitions, doors and ducts.

3. Dusting of all pipes, ducts and high moldings.

B. LAVATORIES:

Daily on Business Days except Saturdays, Sundays and those certain holidays specified in the definition of "Business Days" in the Lease:

1. Sweep and damp mop floors.

2. Clean all mirrors, powder shelves, dispensers and receptacles, bright work, flushometers, pipes and toilet seat hinges.

3. Wash both sides of all toilet seats.

4. Wash all basins, bowls and urinals.

5. Dust and clean all powder room fixtures.

6. Empty and clean paper towel and sanitary disposal receptacles.

7. Remove waste paper and refuse.

8. Refill tissue holders, soap dispensers, towel dispensers, vending sanitary dispensers, material to be furnished by Landlord.

9. A sanitizing solution will be used in all lavatory cleaning.

Monthly:

1. Machine scrub lavatory floors.

2. Wash all partitions and tile walls in lavatories.

C. MAIN LOBBY, ELEVATORS, BUILDING EXTERIOR AND CORRIDORS

Daily on Business Days except Saturdays, Sundays and those certain holidays specified in the definition of "Business Days" in the Lease:

1. Sweep and wash all floors.

2. Wash all rubber mats.

3. Clean elevators, wash or vacuum floors, wipe down walls and doors.

4. Spot clean any metal work inside lobby.

5. Spot clean any metal work surrounding building entrance doors.

Monthly:

All resilient tile floors in public areas to be treated equivalent to spray buffing.

D. WINDOW CLEANING: Windows of exterior walls will be washed on the outside once every six months and on the inside once every six months, weather permitting.

E. Tenant requiring services in excess of those described above shall request same through Landlord, at Tenant's expense.